UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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KIMCO REALTY CORPORATION
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Proxy Statement 2023

kimcorealty.com

Kroger
FOOD & PHARMACY

Grayson Commons
Grayson, Georgia

KIMCO REALTY

Notice of Annual Meeting of Stockholders

Kimco Realty Corporation, a Maryland Corporation

Annual Meeting Proposals

1. Election of eight directors to serve for a term ending at the 2024 annual meeting of stockholders and until their successors are duly elected and qualify	See page 12
2. Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	See page 23
3. Advisory vote on the frequency (“Say-on-Frequency”) of future Say-on-Pay votes	See page 46
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023	See page 48
5. The transaction of any other business that may properly come before the meeting or any postponement(s) or adjournment(s) thereof

Logistics

Date:	April 25, 2023
Time:	10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time).
Place:	Online only at: www.virtualshareholdermeeting.com/KIM2023
Record Date:	The close of business on February 28, 2023

If you plan to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompany your proxy materials.

During this virtual meeting, you may ask questions, and you will be able to vote your shares electronically. You may also submit questions in advance by visiting www.virtualshareholdermeeting.com/KIM2023. The Company will respond to as many inquiries as time allows.

How to Vote or Authorize Your Proxy

By Internet:	www.proxyvote.com
By Telephone:	1-800-690-6903
By Mail:	Complete your proxy card and cast your vote by pre-paid mail

Beneficial Owners:

If you own shares registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares.

Proxy Voting:

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are to be voted at the Annual Meeting, even if you plan to attend the Annual Meeting. If you later vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting.

On behalf of the Board of Directors

Bruce M. Rubenstein

Executive Vice President, General Counsel and Secretary

March 15, 2023

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs, and reduce the environmental impact of our Annual Meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 15, 2023 and provide access to our proxy materials over the Internet, beginning on March 15, 2023, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the proxy statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

kimcorealty.com	2023 Proxy Statement	i

Safe Harbor Statement

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, including the Company’s sustainability and diversity goals, strategies, targets, commitments, projects, objectives, plans and programs, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements, including the Company’s ability to achieve the goals, targets and commitments set forth in this proxy statement. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (vii) the Company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain issues, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) our ability to achieve and maintain favorable environmental, social and governance-related rankings and scores, (xii) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (xiii) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xiv) impairment charges, (xv) criminal cybersecurity attacks, disruption, data loss or other security incidents and breaches, (xvi) the impact of natural disasters and weather and climate-related events, (xvii) pandemics or other health crises, such as corona virus disease 2019 (“COVID-19”), (xviii) our ability to attract, retain and motivate key personnel, (xix) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xix) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xxii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxiii) the Company’s ability to continue to maintain its status as a REIT for federal income tax purposes, and potential risks and uncertainties in connection with its UPREIT structure, (xxiv) unexpected delays, difficulties, and expenses in executing against the Company’s sustainability goals, targets and commitments, (xxv) unexpected cost increases or technical difficulties in constructing, maintaining or modifying properties, (xxvi) energy prices, (xxvii) technological innovations, and (xxviii) the other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission (“SEC”). Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the Company files with the SEC.

In addition, non-financial information, such as that included in parts of this proxy statement, is subject to greater potential limitations than financial information, given the methods used for calculating or estimating such information. Many of the standards and performance metrics used and referred to in the environmental, social and governance-related goals, targets and commitments set forth or referred to in this proxy statement continue to evolve and are based on management expectations and assumptions believed to be reasonable at the time of preparation, but should not be considered guarantees. The standards and performance metrics used, and the expectations and assumptions they are based on, have not, unless otherwise expressly specified, been verified by any third party. Additionally, our disclosures based on certain third-party frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental communication, or other factors, some of which may be beyond our control.

ii	Kimco Realty	kimcorealty.com

kimcorealty.com	2023 Proxy Statement	iii

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About Kimco

About Kimco

Kimco Realty® (NYSE: KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, and a growing portfolio of mixed-use assets. The Company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the Company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2022, the Company owned interests in 532 U.S. shopping centers and mixed-use assets comprising 91 million square feet (“SF”) of gross leasable space.

Company Information Established in 1958 Member of the S&P 500	Our Properties* 532 properties 91 million SF of gross leasable area	Our Employees* 639 employees 29 primary offices Average tenure of 9.0 years

* As of 12/31/2022

Company Reorganization

Prior to January 1, 2023, the business of Kimco Realty Corporation (the “Company”) was conducted through a predecessor entity also known as Kimco Realty Corporation (the “Predecessor”). On December 14, 2022, the Predecessor’s Board of Directors approved the entry into an Agreement and Plan of Merger (the “UPREIT Merger”) with the company formerly known as New KRC Corp., which was a Maryland corporation and wholly owned subsidiary of the Predecessor (the “Parent Company”), and KRC Merger Sub Corp., which was a Maryland corporation and wholly owned subsidiary of the Parent Company (“Merger Sub”), to effect the reorganization (the “Reorganization”) of the Predecessor’s business into an umbrella partnership real estate investment trust, or “UPREIT”.

On January 1, 2023, pursuant to the UPREIT Merger, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and a wholly-owned subsidiary of the Parent Company, and each outstanding share of capital stock of the Predecessor was converted into one equivalent share of capital stock of the Parent Company (each of which has continued to trade under their respective existing ticker symbol with the same rights, powers and limitations that existed immediately prior to the Reorganization).

In connection with the Reorganization, the Parent Company changed its name to Kimco Realty Corporation, and replaced the Predecessor as the New York Stock Exchange-listed public company. Effective as of January 3, 2023, the Predecessor converted into a limited liability company, organized in the State of Delaware, known as Kimco Realty OP, LLC, the entity we refer to herein as “Kimco OP”. Following the Reorganization, substantially all of the Company’s assets are held by, and substantially all of the Company’s operations are conducted through, Kimco OP (either directly or through its subsidiaries), as the Company’s operating company, and the Company is the managing member of Kimco OP. The officers and directors of the Company are the same as the officers and directors of the Predecessor immediately prior to the Reorganization.

For additional information on our Reorganization, please see our Current Reports on Form 8-K filed with the SEC on January 3, 2023 and January 4, 2023.

All references in this proxy statement to “we,” “our,” “us,” the “Company,” “Kimco,” “Kimco Realty” or “Kimco Realty Corporation” refer to:

•	for the period prior to January 1, 2023 (the period preceding the UPREIT Merger), the Predecessor and its business and operations conducted through its directly or indirectly owned subsidiaries;
•	for the period on or after January 1, 2023, (the period from and following the UPREIT Merger), the Parent Company and its business and operations conducted through its directly or indirectly owned subsidiaries, including Kimco OP; and
•	in statements regarding qualification as a real estate investment trust (“REIT”), such terms refer solely to the Predecessor or Parent Company, as applicable.

“Kimco OP” refers to Kimco Realty OP, LLC, our operating company following the UPREIT Merger.

References to “shares” and “stockholders” refer to the shares and stockholders of the Predecessor prior to January 1, 2023 and of the Parent Company on or after January 1, 2023, and not the limited liability company interests of Kimco OP.

kimcorealty.com	2023 Proxy Statement	1

About Kimco

Operating Performance Highlights

Kimco’s operating results in 2022 reflect the success of our strategy, focused on grocery-anchored, open-air and mixed-use centers in the first ring suburbs of the top major metropolitan markets in the U.S.

Balance Sheet & Liquidity Strength	Operational Resilience

•  Ended the year with over $2.1 billion of immediate liquidity

•  Reported Consolidated Net Debt-to-EBITDA* of 6.1x, which is in-line with our 2025 strategic range of 6.0x to 6.5x

•  Maintained S&P and Moody’s investment grade credit ratings of BBB+ and Baa1, respectively

•  Executed 11.6 million square feet of new leases and renewals, exceeding historical averages, with comparable cash rent spreads of 7.6%

•  Grew occupancy 130 basis points to 95.7%, representing the largest year-over-year occupancy gain in the past 15 years

•  Ended the year with a 260-basis-point spread between leased (reported) occupancy versus economic occupancy, representing ~$43 million in future annual base rent

Dividend Growth & Cash Flow	Investment Activity & Capital Recycling

•  Generated over $300 million in cash flow from operating activities after the payment of dividends

•  Raised the quarterly dividend on common shares payable in March 2023 to $0.23 per share, an increase of 21% over the quarterly dividend in the corresponding period of the prior year

•  Realized net proceeds of $301.1 million from the sale of 11.5 million shares of common stock of Albertsons Companies, Inc. (NYSE: ACI)

•  Ended the year with 28.3 million shares of ACI common stock valued at approximately $588 million

Total Stockholder Return

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in Annex A

2	Kimco Realty	kimcorealty.com

About Kimco

Leaders in Corporate Responsibility

The Company strives to build a thriving and viable business, one that succeeds by delivering long-term value for our stockholders. We believe that the Company’s ESG program is aligned with its core business strategy of creating destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.

ESG Oversight

The Nominating and Corporate Governance Committee of the Company’s Board of Directors (“Board” or “Board of Directors”) is responsible for reviewing and monitoring (i) the development and implementation of goals established for the ESG program, (ii) the development of metrics to gauge progress toward the achievement of those goals, and (iii) the Company’s progress against those goals. The Company’s CEO, Conor Flynn, who is a director, is the executive sponsor for the Company’s ESG program with oversight over climate, diversity, equity, and inclusion (“DEI”), and other ESG topics. As of 2022, all Kimco named executive officers and corporate officers have ESG performance metrics, including certain climate metrics, tied into their compensation plans.

The Company’s management-level ESG Steering Committee is responsible for regularly reviewing and recommending strategic priorities and goals to management, as well as reporting to the Board quarterly. These updates include Board continued education sessions on ESG topics. This ESG Steering Committee is cross-functional and diverse, comprised of both named executive officers and departmental and regional executives across multiple dimensions of the Company, including representation from the ESG Department. Subcommittees of the ESG Steering Committee include the Communications Subcommittee focused on cross-stakeholder communications, and the ESG Capital Improvements Subcommittee focused on capital improvement planning to help the Company achieve its Science-Based climate target and other ESG goals.

Led by the Vice President of ESG, the Company’s ESG Department includes staff dedicated to driving key ESG strategies, programs, and initiatives across the organization. Additionally, the Company’s ESG Governance structure allows for employee feedback and programming via the employee driven KIMunity Councils, focused in the areas of DEI, sustainability, giving, wellness and tenant engagement.

ESG Pillars and Goals

ESG Pillars	ESG Goals
Communicate Openly with Our Stakeholders Maintain regular engagement with key stakeholder audiences, reporting information on issues of relevance to those audiences	• Regularly engage with key stakeholders and annually report relevant ESG information in alignment with leading voluntary ESG disclosure standards.
Embrace The Future of Retail Foster a sense of place at our shopping centers, creating people-centered properties that are more convenient and accessible

•  Construct or entitle at least 12,000 residential units by 2025, as part of our effort to create quality mixed-use live-work-play environments.

•  Establish Curbside Pickup infrastructure at 100% of all qualified locations by 2025.

•  Establish dedicated space for the activation of outside common areas at 20% of properties by 2030.

•  Establish low-carbon transportation infrastructure at 25% of properties by 2025.

Engage Our Tenants & Communities Help our tenants succeed and be a positive presence in the communities where we operate and live

•  Maintain an average tenant satisfaction rate of at least 80%.

•  Give $1 million annually in cash and in-kind contributions to support small businesses and charitable causes in the communities in which we operate.

Lead in Operations & Resiliency Increase efficiency of operations and protect our assets from disruption

•  Invest $500 million in eligible Green Bond projects by 2030.

•  Reduce Scope 1 and 2 GHG emissions by 30% from 2018 to 2030, and achieve net zero Scope 1 and 2 GHG emissions by 2050. Partner with tenants to quantify and reduce our Scope 3 emissions, establishing a Scope 3 goal by 2025.

•  Improve common area water efficiency at properties by 20% by 2025.

•  Achieve 50% waste diversion rate for waste-to-landfill in our corporate offices by 2025.

•  Establish a comprehensive Vendor Business Practices Policy and expand supply chain reporting.

Foster An Engaged, Inclusive & Ethical Team Cultivate high levels of employee satisfaction and enhance diversity at all levels of the organization

•  Maintain an average employee satisfaction rate of at least 90%.

•  Increase the proportion of diverse employees in management to 60% by 2030, by developing programs to recruit, develop and retain diverse talent and promoting a culture of inclusion.

•  Provide 100% of employees with individual development opportunities and maintain a voluntary turnover rate below 10% annually.

•  Achieve 75% participation in employee well-being programs annually.

kimcorealty.com	2023 Proxy Statement	3

About Kimco

2022 Esg Highlights

ESG Governance

•  Tied a portion of executive compensation to specific ESG goals beginning with the 2022 Compensation Framework.

•  Bolstered ESG Department, led by the Vice President of ESG, adding additional resources dedicated to ESG strategy, programs, and initiatives.

•  Regularly engaged with leadership team and our Board on ESG topics, programs, and progress.

•  Conducted regular interactive trainings, so employees have increased clarity with respect to our values and culture.

•  Regularly engaged with our stakeholders, including tenants and stockholders on ESG topics.

Select Program Enhancements

•  Allocated an additional $292.3 million towards the Company’s green bond, with $356.5 million total allocated as of June 30, 2022.

•  Further incorporated ESG goal planning into our capital expenditures budget in line with ESG goal attainment, earmarking $10-$15 million for ESG projects annually (e.g. lighting, smart meters, irrigation controls).

•  Enhanced existing solar program, which now consists of over 27 megawatts of solar production capacity installed or in the pipeline.

•  Expanded electric vehicle (EV) program, with over 250 electric vehicle parking spaces throughout the portfolio.

•  Completed Curbside Pickup® installations at 96% of qualified sites.

•  Achieved 8,818 residential units entitled, under construction, or built.

•  Completed 270+ portfolio reviews with retailer partners, expanding conversations beyond leasing to include ESG collaboration.

•  Bolstered the regional and corporate teams to enhance programs focused on natural disaster preparedness as well as employee and site safety.

•  Launched the Milton Cooper Trailblazer in Real Estate Award in partnership with ICSC, which is comprised of ten $10,000 real estate scholarships to undergraduate and graduate students, half of which will be awarded to students from underrepresented groups in the industry.

•  Took additional steps to understand the diverse composition of our suppliers.

•  Continued efforts to work towards the “Black Equity at Work Certification”.

•  Published inaugural Workforce Diversity Report.

•  Ran “Season of Giving” campaign for second year, making progress towards the Company’s $1 million giving goal.

•  Launched physical and mental wellness challenges to engage employees in wellness initiatives.

Select Awards/Recognition

•  Awarded the 2022 Nareit Leader in the Light Award for outstanding ESG practices within the retail REIT sector.

•  Recognized by GRESB (formerly known as the Global Real Estate Sustainability Benchmark), earning the distinguished Green Star designation for the ninth consecutive year as well as an “A” Public Disclosure Rating.

•  Included in the Dow Jones Sustainability North America Index for the eighth consecutive year.

•  Included in the Russell “FTSE4Good” Index Series for the fourth consecutive year.

•  Received maximum score in 2022 for the Human Rights Campaign Foundation’s Corporate Equality Index, recognized as a “Best Place to Work for LGBTQ+ Equality.”

•  Awarded the “Great Place to Work” certification for the fifth consecutive year honoring the culture the Company provides to employees.

•  Named one of the 2022 Best Workplaces in Real Estate™ by Great Place to Work®.

ESG Disclosure Roadmap

The Company is committed to excellence in ESG disclosure and has aligned its annual reporting with standards from the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD). The Company also discloses aggregate-level EEO-1 workforce diversity data that can be found on the Company’s website, which data and website contents are not incorporated by reference and do not form a part of this Proxy Statement. ESG information of relevance to stakeholders, including program governance, goals and performance, can be found in three primary locations:

Annual Report/ 10-K Summarizes ESG program priorities and material risk disclosures.	Proxy Statement Summarizes corporate governance practices, including how the Board and management are engaged in ESG program strategy, governance and accountability.	Corporate Responsibility Report Based on the Global Reporting Initiative (GRI) standard, summarizes environmental and social performance.

The information contained in our EEO-1 Report, Annual Report/10-K and Corporate Responsibility Report does not constitute part of this Proxy Statement. Additional ESG information of relevance to stakeholders can be found on the Company’s website, the contents of which are not incorporated by reference and do not form a part of this Proxy Statement.

4	Kimco Realty	kimcorealty.com

About Kimco

Excellence in Stakeholder Engagement

We believe that our engagement with a wide variety of stakeholders enables our success in owning, operating and generating value from our national portfolio of predominantly grocery-anchored shopping centers.

Stakeholder Group	Level of Engagement	Engagement Approach	Specific Topics of Discussion
Stockholders and Joint Venture Partners	Organizational Level

•    One-on-one dialogue with individuals and institutions

•    Direct dialogue with joint venture partners

•    Information sharing via established investor disclosure forums (e.g., GRESB, DJSI)

•    Interactions facilitated via convening industry associations (e.g., Nareit)

•    Quarterly updates to comprehensive, stand-alone ESG presentation on the Company’s website

Corporate governance, transparency/reporting, energy disclosure, climate risks, energy, emissions, water, waste, health & safety, building certification, DEI
Employees	Individual Level

•    One-on-one engagement & satisfaction surveys

•    Focus groups and workshops for specific areas such as training, wellness & benefits, diversity, equity, and inclusion

•    Formal reporting mechanisms for issues of fraud, harassment, etc.

•    Employee driven KIMunity Councils focused on DEI, Wellness, Giving, Sustainability and Tenant Engagement

•    Employee newsletter distributed monthly

•    Quarterly all employee calls

Respect in the workplace, DEI, giving and volunteerism, training and education, physical and mental wellness, health and welfare programs, retirement and financial wellness, employee engagement
Tenants	Organizational Level Project / Asset Level

•    One-on-one dialogue with national, regional, and local tenant representatives

•    Tenant satisfaction surveys

•    Participation in joint industry association issue working groups (e.g., ICSC/RILA Landlord-Tenant Working Group)

Energy, emissions, water, waste, materials, building efficiency, economic performance
Vendors	Organizational Level Project / Asset Level	• One-on-one dialogue with individual vendors • Policy setting and information sharing requests made through contracts and other mechanisms	Procurement practices, compliance, anti-corruption, occupational health & safety, materials, energy, emissions, water, waste, building efficiency, diversity, equity, and inclusion
Communities and NGOs	Project/Asset Level	• Direct dialogues with towns, cities, planning boards, and citizen groups • Direct dialogues with non-profits	Procurement practices, compliance, economic development, local communities, energy, emissions, water, effluents and waste, transport, building certification, energy disclosure

kimcorealty.com	2023 Proxy Statement	5

Governance at Kimco

Governance at Kimco

Corporate Governance Policies and Procedures Overview

The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company with its primary objective being to represent the interests of our stockholders. The Board oversees our senior management to whom it has delegated the authority to manage the day-to-day operations of the Company. The Board has adopted Corporate Governance Guidelines, committee charters, and a Code of Conduct that, together with our Charter and Bylaws, form the governance framework for the Board and its committees.

The Board regularly reviews the Corporate Governance Guidelines and other corporate governance documents and, from time to time, revises them when it believes it is in the best interests of the Company and our stockholders to do so given changing regulatory and governmental requirements and best practices. The following sections provide an overview of our corporate governance structure.

Complete copies of our Corporate Governance Guidelines, committee charters, Code of Conduct and other governance documents are available in the Investor/Governance section of our website at www.kimcorealty.com.

Highlights

Board Structure and Independence

   Separate Chairman and CEO

   Lead Independent Director, who is elected by the independent directors

   6 of 8 directors are independent; Audit, Executive Compensation and Nominating and Corporate Governance Committees are each entirely comprised of independent directors

   Require any search firm to include in its initial list of board candidates, qualified candidates who reflect diverse backgrounds, including, but not limited to, diversity of race, ethnicity, national origin, gender, and sexual orientation

   Executive sessions of non-management directors held at every regular Board and committee meeting

   Annual offsite strategic review by the Board with management

   Diverse Board with two female directors and two ethnically and/or racially diverse members

   No familial relationships among Board members

   Limits on other board service to prevent “overboarding”

Stockholder Rights

   Annual election of all directors

   Majority voting for directors in uncontested elections

   No supermajority vote requirements

   Annual Say-on-Pay advisory vote

   Stockholders have the right to amend the Bylaws

   Stockholders representing a majority can call special meeting

   Proxy Access: stockholder (or a group of 20) owning 3% of our common stock for at least three years may nominate up to 20% of board members

   No “poison pill” in effect

   “Double trigger” change in control arrangement that covers certain of our named executive officers (“NEOs”)*

   Feedback solicited from stockholders was shared with our Board

Board Oversight

   Structured oversight of the Company’s corporate strategy and risk management

   ESG strategy and initiatives, as well as corporate governance oversight by Nominating and Corporate Governance Committee

   Provide continuing education for our Board

   Cybersecurity and regulatory compliance oversight by Audit Committee

   Board and senior management succession planning

   Annual self-assessment of Board and Board committee performance

Accountability and Best-In-Class Governance Practices

   Met or spoke with stockholders representing over 57% of our common stock in 2022

   Stock ownership policy for directors and NEOs and stock retention requirement for directors and NEOs who have not achieved the applicable stock ownership level

   Prohibition of hedging and pledging Company stock by directors and NEOs

   Code of Conduct for directors, officers and employees

   ESG Steering Committee to manage ESG program

   Oversight of political contributions (de minimis amounts in 2022)

*See Executive Compensation Highlights page 24 for What We Do and What We Do Not Do

6	Kimco Realty	kimcorealty.com

Governance at Kimco

Board Leadership Structure

The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and Lead Independent Director and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is, therefore, not “independent,” the Board of Directors elected Mary Hogan Preusse, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

Lead Independent Director

The Lead Independent Director is elected by the other independent directors and presides at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the non-management directors, which typically occur after each in-person Board meeting. The Lead Independent Director encourages and facilitates active participation of all directors and serves as a liaison between management and the other independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors, monitors and coordinates with management and the Nominating and Corporate Governance Committee on ESG issues and developments, and approves meeting agendas and the information sent to the Board of Directors, including the quality, quantity and timeliness of such information.

Mary Hogan Preusse Lead Independent Director
• Independent Lead Director since 2020 • Chair of Nominating & Corporate Governance Committee • Extensive experience in public company governance, the REIT industry and real estate management

Director Independence

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them. The Board of Directors affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards: Philip E. Coviello, Frank Lourenso, Henry Moniz, Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman.

Term Of Office

All directors of the Company elected at the 2023 Annual Meeting of Stockholders (the “Meeting”) will serve terms ending at the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

Director Attendance

The Board met five times in 2022. During 2022, each current director attended 100% of the aggregate of the total meetings of the Board and Board committees on which such person served.

The Company encourages directors to attend each annual meeting of stockholders, and all of the directors then serving on the Board were in attendance at the 2022 Annual Meeting of Stockholders, which was held online.

Director Continuing Education

The Company maintains a program of continuing education for directors. In 2022, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ESG, DEI, ethical conduct and cybersecurity, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

kimcorealty.com	2023 Proxy Statement	7

Governance at Kimco

Stock Ownership Guidelines

The Company has stock ownership guidelines that require each director and NEO to own shares of our common stock with a value equal to a certain multiple of his or her annual retainer or base salary. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k)-retirement plan. Directors and

Covered Person	Multiple Of Salary / Retainer
Executive Chairman	5x
Non-Employee Director	5x
Chief Executive Officer	5x
President	3x
Chief Operating Officer	3x
Chief Financial Officer	2x

NEOs have five years from the date they become a member of the Board of Directors or begin to serve in an officer role listed below to meet the ownership levels. All of our directors and NEOs are currently in compliance with the stock ownership requirements, except for Mr. Henry Moniz, who was elected to the Board of Directors on January 12, 2021 and has until January 12, 2026 to meet the required ownership levels.

The Company also has a stock retention requirement for directors and NEOs. Any director or NEO who has not achieved the applicable stock ownership threshold must hold all net-settled shares (after payment of withholding taxes, transaction costs and the exercise price for options, as applicable) until he or she meets the applicable stock ownership threshold.

No Hedging Or Pledging Transactions

We have a policy prohibiting all directors and NEOs from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using shares of our common stock, in any pledging transactions.

Clawback Policy

The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful or unlawful misconduct that materially contributed to the need to restate. When the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Executive Compensation Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Executive Compensation Committee’s view of all relevant facts and circumstances and the best interests of the Company.

Board Membership

The Nominating and Corporate Governance Committee assists the Board of Directors in establishing criteria and qualifications for potential Board members. The committee identifies individuals who meet such criteria and qualifications to become Board members and recommends to the Board such individuals as potential nominees for election to the Board. In addition, after consideration of the experience and qualifications matrix set forth on page 12 and other needs of the Board, the Nominating and Corporate Governance Committee seeks competencies, attributes, skills and experience that will complement and enhance the Board’s existing make-up, while taking into account expected retirements, to best facilitate Board succession, transition and effectiveness. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, to recommend a group that can best continue the success of our Company.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees whose risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below. The Board believes the leadership structure described in “Board Leadership Structure” above facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, to proactively participate in the oversight of management’s actions.

8	Kimco Realty	kimcorealty.com

Governance at Kimco

Committees of The Board of Directors

Audit Committee

Committee Members	Key Responsibilities

Philip E. Coviello, Chair
Frank Lourenso
Henry Moniz
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

Number of meetings in fiscal year 2022: 6

The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Board has determined that each member of the Audit Committee is an audit committee financial expert in accordance with Item 407(d)(5) of Regulation S-K.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com.

•   Assists the Board in its oversight and financial risk assessment of:

• the integrity of our financial statements

• our accounting and reporting processes and internal controls

• REIT and other tax compliance

• our internal audit functions

• our cybersecurity program

•  Selects, engages and reviews the independence and performance of our internal auditors and external registered public accounting firm

•  Assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory requirements, including matters related to the Company’s financial statements

•  Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm

•  Enterprise risk management

•  Oversees risk and compliance related to the Company’s cybersecurity program, such as governance, policies and procedures and cyber-incident response

•  Approves the Audit Committee Report as shown on page 47. The report further details the Audit Committee’s responsibilities

Each year, management and the Company’s internal auditors prepare an enterprise risk assessment matrix (“ERM”) that is reviewed and approved by the Audit Committee.

The Audit Committee meets with management quarterly and receives regular reports from management, independent auditors and legal advisors regarding the Company’s assessment of risks including those related to our financial reporting function and those addressed in the ERM. In addition, the Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate.

The Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, the ERM, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

Additional Risk Oversight

Oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board, and our Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk.

Reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline with respect to financial reporting and other matters.

The Audit Committee also oversees risk by working with management to adopt and to review annually, or on an as needed basis, a Code of Conduct designed to support the highest standards of business ethics.

kimcorealty.com	2023 Proxy Statement	9

Governance at Kimco

Executive Compensation Committee

Committee Members	Key Responsibilities

Frank Lourenso, Chair
Philip E. Coviello
Henry Moniz
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

Number of meetings in fiscal year 2022: 5

The Board has determined that each member of the Executive Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available on the Company’s website located at www.kimcorealty.com.

• Establishes and oversees our executive compensation and benefits programs

• Approves compensation arrangements for senior management, including metric setting and annual incentive and long-term compensation

• Evaluates our Executive Chairman and CEO’s performance

• Reviews senior management leadership, performance, development and succession planning

• Oversees our stock ownership policy

• Reviews the compensation of our non-employee directors

• Oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.

The Executive Compensation Committee has retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), which performs no other services for the Company.

Nominating & Corporate Governance Committee

Committee Members	Key Responsibilities

Mary Hogan Preusse, Chair
Philip E. Coviello
Frank Lourenso
Henry Moniz
Valerie Richardson
Richard B. Saltzman

Number of meetings in fiscal year 2022: 5

The Board has determined that each member of the Executive Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the NYSE.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website located at www.kimcorealty.com.

• Develops corporate governance guidelines and principles applicable to the Company

• Reviews ESG related policies and initiatives with management quarterly, or on an as needed basis, and oversees the progress and implementation of the goals established for the Company’s ESG program

• Assists our Board in establishing criteria and qualifications for potential Board members

• Identifies and recruits high-quality individuals to become members of our Board and recommends director nominees to the Board, placing emphasis on the importance of a diverse board and determining director independence

• Leads the Board in its annual assessment of the Board’s performance

• Reviews committee membership and recommends nominees for each committee of the Board

• Oversees governance related risks by working with management to establish corporate governance guidelines, including the leadership structure of the Board and membership on committees of the Board

10	Kimco Realty	kimcorealty.com

Governance at Kimco

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

•	Code of Conduct;
•	Corporate Governance Guidelines;
•	Nominating and Corporate Governance Committee Charter; and
•	Audit Committee Charter.

Our Code of Conduct applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Conduct is available through the Investors/Governance/Governance Documents section of the Company’s website located at www. kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Executive Chairman of the Board of Directors. Any significant conflict must be resolved, or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Conduct and other Company policies. The Corporate Governance Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

Joint Ventures

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives fees and proceeds related to these joint ventures and partnerships from time to time.

Family Relationships

Ross Cooper, President and Chief Investment Officer of the Company, is the grandson of Mr. Milton Cooper, Executive Chairman of the Board of Directors.

Transactions with Ripco Real Estate Corporation

Ripco Real Estate Corp. (“Ripco”), a leading broker in the metro New York area with 100 representatives and six offices, serves as a leasing agent and representative for national and regional retailers including Target, Best Buy, TJX Corp. and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper, Executive Chairman of the Board of Directors of the Company. During 2022, the Company paid brokerage commissions of $0.3 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

kimcorealty.com	2023 Proxy Statement	11

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Director Nominees

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of eight directors, all of whom are standing for election at the Meeting. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the eight nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the Meeting.

We are requesting that the stockholders elect the nominees for director (listed below) to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The Board of Directors recommends a vote FOR each nominee.

	Milton Cooper	Philip E. Coviello	Conor C. Flynn	Frank Lourenso	Henry Moniz	Mary Hogan Preusse	Valerie Richardson	Richard B. Saltzman
Primary Role	Kimco Co-Founder	Former Latham & Watkins LLP Partner	Kimco CEO	Former EVP of JPMorgan Chase & Co.	Chief Compliance Officer of Meta	Formerly Managing Director and co-head of Americas Real Estate for APG Asset Mgmt. U.S., currently Founder of Sturgis Partners, LLC	Chief Operating Officer of the ICSC	Senior Advisor and Chairman of the Board of Managers at Ranger Global Real Estate Advisors
Age	94	79	42	82	58	54	64	66
Director Since	1991	2008	2016	1991	2021	2017	2018	2003
Independent

Committee
Audit
Executive Compensation
Nominating and Corporate Governance

Experience/Qualifications
Business Leadership
Reit / Real Estate
Public Company Executive
Investment /Financial
Environmental, Social & Governance
Legal
Risk Oversight
Cybersecurity

Attendance: During 2022, each director attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director served.

12	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Board Composition and Diversity

The following charts show the composition of the eight director nominees by age, tenure, gender and racial or ethnic diversity. More information about our process for evaluating the composition of the Board and the role of diversity in recommending candidates for a director position can be found on page 14.

* Of the four board members identifying as diverse, there is no overlap across racial and gender diversity.

kimcorealty.com	2023 Proxy Statement	13

Proposal 1: Election of Directors

Succession Planning, Board Refreshment and Diversity

The mix of skills, experiences, backgrounds, tenures and competencies, as well as the continuity of our Board, has been integral over time to the success of our Company. Our Nominating and Corporate Governance Committee evaluates the specific personal and professional attributes of each director candidate versus those of existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise across the full Board. We believe a diverse group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Nominating and Corporate Governance Committee, and any search firm it engages, will include women and racially/ethnically diverse candidates in all director candidate pools.

Over the past several years, the Board has significantly refreshed itself, reflecting a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected on the skills matrix, diversity matrix and nominee biographies. The Board’s current succession plan reflects the same objectives.

Director Nominee Selection Process

The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

The Nominating and Corporate Governance Committee takes into account many factors in recommending candidates for a director. As described in the Company’s Corporate Governance Guidelines and in the aforementioned Succession Planning, Board Refreshment and Diversity section, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. The Nominating and Corporate Governance Committee, and any search firm it engages, will include women and racially/ethnically diverse candidates in all director candidate pools.

Additional factors include, but are not limited to:

•	knowledge of real estate;
•	the ability to make independent analytical inquiries;
•	general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly traded company in today’s business environment;
•	understanding of the Company’s business on a technical level;
•	other board service; and

• educational and professional background.

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

14	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Director Candidate Nominations through Proxy Access

Our Bylaws make proxy access available to our stockholders. Under this process, a stockholder or group of up to 20 stockholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least three years may seek to include director nominees in our proxy materials for an annual meeting of stockholders. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors up for election. To be eligible to use proxy access, such stockholders must satisfy other eligibility, procedure and disclosure requirements set forth in our Bylaws.

Limits on Board Service

Service as a member of the Board is a significant commitment in terms of both time and responsibility. Accordingly, each director is encouraged to limit the number of other boards on which he or she serves so that such other directorships and commitments do not materially interfere with his or her service as an effective and active member of the Board of Directors. Service on other boards and/or committees should also be consistent with the Company’s conflict of interest policies and reviewed annually. Our Corporate Governance Guidelines provide for the following limitations:

Position	Maximum Number of Public Company Boards
Board Members	4 other boards
Audit Committee Members	2 other audit committees

kimcorealty.com	2023 Proxy Statement	15

Proposal 1: Election of Directors

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance helps ensure that the Board and its committees function effectively and in the best interest of our stockholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between the Board and management. The Board’s annual self-evaluation and assessment process, which is overseen by our Lead Independent Director and Chair of our Nominating and Corporate Governance Committee, is re-evaluated annually and is currently structured and carried out as follows:

Executive Sessions of Non-Management Directors

The non-management directors hold regularly scheduled executive sessions of the Board and its committees without senior management present. These executive sessions are chaired by the Lead Independent Director (at Board meetings) or by the committee chairs (at committee meetings), all of whom are independent directors. The non-management directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2022.

16	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Information Regarding Nominees

The members of our Board of Directors provide a broad combination of experience and backgrounds that enable the Board to lead and advise the Company on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers comprehensive, strategic insights into the Company’s competitive position based on their individual backgrounds, which enables them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with the Company and in the REIT, real estate and retail industries as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a diversity of intellectual and experiential backgrounds, with complementary skills and professional training.

Milton Cooper Co-Founder, Executive Chairman Age: 94 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors of the Company. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its initial public offering and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“Nareit”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper holds degrees from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:

•  Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity, and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.

•  Mr. Cooper’s reputation within the Nareit community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.

•  Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

Philip E. Coviello Director (Non-Management), Chair of Audit Committee Age: 79 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008. Mr. Coviello serves as the Chair of the Audit Committee and as a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and is a member of its Compensation and Nominating/Corporate Governance Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

•  Over 35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance, real estate transactions and other issues that affect public companies.

•  Decades of experience as both issuers’ and underwriters’ counsel in capital markets and real estate activities, heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements, and SEC filings, including representing the Company in its initial public offering.

•  Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation.

kimcorealty.com	2023 Proxy Statement	17

Proposal 1: Election of Directors
Conor C. Flynn Chief Executive Officer and Director Age: 42 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn holds a B.A. from Yale University and a Master’s in Real Estate Development from Columbia University. Mr. Flynn is a member of Nareit, serves on their Executive Board, and is a founding member of Nareit’s Dividends Through Diversity, Equity & Inclusion CEO Council. He is also a member of Real Estate Roundtable and Urban Land Institute (“ULI”), a trustee of the International Council of Shopping Centers (“ICSC”) and a member of ICSC’s executive board.

Key experience and qualifications to serve on the Board of Directors include:

•  Mr. Flynn’s leadership roles during his 19 years at the Company, including as President, Chief Operating Officer, Chief Investment Officer, President of the Western Region and as a member of the corporate leadership team and Investment Committee, provides Mr. Flynn with extensive knowledge and understanding of the Company and current industry and market trends.

•  Mr. Flynn’s role as Chief Executive Officer, together with his broad leadership experience and successful team-building efforts at the Company, provide unique insights into strategic and operational issues that the Company faces.

•  Mr. Flynn’s extensive operational background, together with his vision and demonstrated leadership results, aligns with the Company’s long-term objectives to adapt to the retail landscape of today through the redevelopment of assets to their highest and best use, in major metropolitan markets.

Frank Lourenso Director (Non-Management) Chair of Executive Compensation Committee Age: 82 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso serves as the Chair of the Executive Compensation Committee and as a member of the Audit and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:

• Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social, and corporate governance issues.

• Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.

• Expertise in management oversight and financial matters relating to complex global organizations.

18	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Henry Moniz Director (Non-Management) Age: 58 Director Since: 2021

Henry Moniz has been a Director of the Company since January 2021. Mr. Moniz is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Moniz joined Facebook (now Meta) as Chief Compliance Officer in February of 2021 and currently serves as the Chairman of the board of directors of Meta Payments, Inc. and as a director of Meta’s Novi Financial, Inc. Prior to his move to Facebook, Mr. Moniz was the Executive Vice President and Chief Compliance Officer at ViacomCBS Inc., where he also served as Chief Audit Executive. Mr. Moniz was at ViacomCBS from 2004 - 2021, where he previously served as Chairman of the Privacy/IT Security Council; Vice President, Associate General Counsel; and Chairman of the Compliance Committee. Prior to joining ViacomCBS, Mr. Moniz was a Partner at Bingham McCutchen (now part of Morgan Lewis), served as Minority Counsel to the U.S. House Judiciary Committee for the Impeachment Inquiry on President Clinton, and as a federal prosecutor in the Boston and Miami United States Attorney’s Offices for the U.S. Department of Justice. Mr. Moniz currently serves on the Advisory Board of the Center on the Legal Profession at Harvard Law School. Mr. Moniz previously served through January 2021 on the Advisory Board for Acritas, the legal market data firm that is now part of Thomson Reuters. He holds a J.D. from the University of Pennsylvania Law School and an A.B. from Bowdoin College.

Key experience and qualifications to serve on the Board of Directors include:

• Over 30 years of experience counseling boards of directors and senior management on legal and regulatory compliance, ethics, corporate governance and enterprise risk management.

• Extensive risk management experience on cybersecurity and information technology controls.

• Broad legal expertise developed during his career as a federal prosecutor and Minority Counsel to the U.S. House Judiciary Committee, a partner at a major law firm and in-house roles at ViacomCBS and Facebook.

Mary Hogan Preusse Lead Director (Non-Management) Chair of Nominating & Corporate Governance Committee Age: 54 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and Realty Income Corporation, and serves as a senior adviser to Fifth Wall Ventures Management LLC. She previously served on the board of directors of VEREIT, Inc. until its merger with Realty Income Corporation in November 2021. In 2015, she was the recipient of Nareit’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She also serves on the Advisory Board of Governors and as co-chair of the Dividends Through Diversity, Equity & Inclusion Initiative Steering Committee for Nareit the Investor Advisory Council for Nareit, and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University. Ms. Hogan Preusse holds an A.B. in Mathematics from Bowdoin College in Brunswick, Maine and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board of Directors include:

•  Significant experience in the REIT industry, including over 30 years of REIT financial statement analysis and underwriting and as a frequent panelist and speaker at industry conferences.

•  Experience managing all of APG’s public real estate investments in North and South America, with approximately $13 billion in assets under management at the time of her announced departure from APG.

•  Extensive experience interacting with management and directors of publicly-traded REITs to discuss matters of governance and compensation during her career in asset management.

kimcorealty.com	2023 Proxy Statement	19

Proposal 1: Election of Directors

Valerie Richardson Director (Non-Management) Age: 64 Director Since: 2018

Valerie Richardson has been a Director of the Company since June 2018. Ms. Richardson is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Ms. Richardson is the Chief Operating Officer of the International Council of Shopping Centers (“ICSC”), a position she has held since February 2021 and since January 2023 has served a member of the board of directors of American Healthcare REIT, Inc. Ms. Richardson previously served as the Vice President of Real Estate for The Container Store, Inc. from September 2000 until February 2021. Prior to joining The Container Store in the fall of 2000, Ms. Richardson was Senior Vice President – Real Estate and Development for Ann Taylor, Inc., the specialty women’s apparel retailer, where she administered the company’s store expansion strategy for Ann Taylor and Ann Taylor Loft. Before Ann Taylor, Ms. Richardson was Vice President of Real Estate and Development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Prior to Barnes & Noble, Ms. Richardson was a Partner in the Shopping Center Division of the Dallas-based developer, Trammell Crow Company. Since 2004, she has been a member of the Board of Trustees of ICSC. She was elected ICSC Chairman for the 2018-2019 term as the first Chairman associated with a retail company and ICSC Vice-Chairperson for the 2017-2018 term. Ms. Richardson previously served on the Board of the ICSC Foundation from 2011 to 2019. Ms. Richardson served as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson holds an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.

Key experience and qualifications to serve on the Board of Directors include:

• Over 35 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers, retail operations and real estate strategy.

• Involvement in and leadership of the ICSC, a 65,000+ member, professional trade association, provides experience and prospective on industry best practices and public and private retailer and real estate company performance both domestically and internationally.

• Experience through service as a trustee and head of the Quality Committee at Baylor Scott & White Medical Center – Plano provides corporate governance knowledge and extensive time interfacing with management and directors.

Richard B. Saltzman Director (Non-Management) Age: 66 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman currently serves, since March 2019, as Senior Advisor and Chairman of the Board of Managers at Ranger Global Real Estate Advisors, an independent SEC-registered investment advisor focused exclusively on the publicly traded global real estate universe. He also currently serves, since October 2019, as Senior Advisor at Peaceable Street Capital, a provider of participating preferred equity capital to income producing commercial real estate owners and operators. Mr. Saltzman also serves on the board of directors of Equiem Holdings Pty. Ltd. Mr. Saltzman previously served as the Chief Executive Officer and President of Colony Capital, Inc. (NYSE: CLNY) from 2015 to 2018. He also served as Chairman of the Board of NorthStar Realty Europe Corp. until August 2019 and Chairman of the Board of Colony Credit Real Estate, Inc., until May 2020. Prior to joining various predecessors of Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman holds a B.A. from Swarthmore College and an M.S. from Carnegie Mellon University.

Key experience and qualifications to serve on the Board of Directors include:

• More than 40 years of experience in real estate and financial services, including investing as a principal and as an investment manager, capital markets and investment banking.

• Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.

• More than 30 years of direct experience interacting in various capacities with the Company.

Vote Required

Nominees for director shall be elected by a majority of the votes cast in person or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” each of the nominees set forth in this Proxy Statement.

20	Kimco Realty	kimcorealty.com

Proposal 1: Election of Directors

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

The non-management directors may be granted awards of deferred stock in lieu of directors’ fees under the Company’s Amended and Restated 2020 Equity Participation Plan. Unless otherwise provided by the Board, a grantee of deferred stock shall have no rights as a Company stockholder with respect to such deferred stock until such time as the common stock underlying the award has been issued.

Elements of 2022 Non-Employee Director Compensation
Annual cash retainer for Board service	$60,000
Additional annual cash retainer for:
Lead Independent Director	$15,000(1)
Non-Chair Members of the:
Audit Committee	$20,000
Executive Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$6,000
Chair of the:
Audit Committee	$45,000
Executive Compensation Committee	$35,000
Nominating and Corporate Governance Committee	$16,000(2)
Restricted stock award (approximate grant value date) (3)	$175,000

(1) The annual cash retainer was increased to $50,000 with effect from the third fiscal quarter of 2022.

(2) The annual cash retainer was increased to $25,000 with effect from the third fiscal quarter of 2022.

(3) Restricted stock awards vest in 20% increments over a five-year period from the date of grant, subject to continued service.

Non-Management Director Compensation for 2022

The following table sets forth the compensation that each non-management director earned in the calendar year 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	121,000	174,987	295,987
Frank Lourenso	121,000	174,987	295,987
Henry Moniz	96,000	174,987	270,987
Mary Hogan Preusse	150,750	174,987	325,737
Valerie Richardson	96,000	174,987	270,987
Richard B. Saltzman	96,000	174,987	270,987

(1) As of December 31, 2022, Messrs. Lourenso and Saltzman were entitled to 44,596 shares and 74,748 shares of deferred stock, respectively.

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2022 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s annual report on Form 10–K for the year ended December 31, 2022.

As of December 31, 2022, Messrs. Lourenso, Coviello and Saltzman held options to acquire 5,500 shares. As of December 31, 2022, Messrs. Lourenso, Coviello and Saltzman and Ms. Hogan Preusse each held 26,998 shares of restricted stock and Ms. Richardson and Mr. Moniz held 26,798 and 15,074 shares of restricted stock, respectively.

kimcorealty.com	2023 Proxy Statement	21

Proposal 1: Election of Directors

Executive Officers

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the meeting of the Board following the Meeting.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 17 for information regarding Milton Cooper and Conor C. Flynn.

Ross Cooper President and Chief Investment Officer	Age: 40	Tenure: 2006
Ross Cooper was appointed President and Chief Investment Officer in February 2017 and prior to that had served as Executive Vice President and Chief Investment Officer since May 2015, where he works closely with the Company’s Investment Committee, risk team, and regional leadership in overseeing development and implementation of the Company’s acquisition and disposition strategy. Mr. Cooper is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions.

Mr. Cooper joined the Company in 2006, and prior to his current role, he also served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015. Ross Cooper holds a B.S. from the University of Michigan and a Master’s in Real Estate from New York University. Ross Cooper is the grandson of Milton Cooper, the Executive Chairman of the Company’s Board of Directors.

Glenn Cohen Chief Financial Officer	Age: 59	Tenure: 1995
Glenn G. Cohen was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Mr. Cohen is an Independent Director for Piedmont Office Realty Trust, Inc. (NYSE: PDM), a real estate investment trust focused on the ownership and management of primarily Class A commercial office space. Mr. Cohen is Chairman of its Executive Compensation Committee and a member of its Audit Committee and Capital Committee. Mr. Cohen was an Independent Director for Quality Care Properties, Inc. (NYSE: QCP), one of the nation’s largest actively-managed real estate investment trusts, specializing in post acute/skilled nursing and managed care/assisted living properties. Mr. Cohen was a member of its Audit Committee. QCP was acquired by Welltower, Inc. (NYSE: WELL) in 2018.

Prior to joining Kimco Realty Corporation in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985 and is a Certified Public Accountant. Mr. Cohen is a member of Nareit, International Council of Shopping Centers (ICSC), New York State Society of Certified Public Accountants (NYSSCPA) and the American Institute of CPAs (AICPA).

David Jamieson Executive Vice President and Chief Operating Officer	Age: 42	Tenure: 2007
David Jamieson was appointed Executive Vice President and Chief Operating Officer in February 2017 and prior to that had served as Executive Vice President of Asset Management and Operations since 2015, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the Company’s portfolio performance, most notably by leading the Company’s redevelopment and emerging mixed-use platform. Mr. Jamieson is also a voting member of the Company’s Investment Committee, which approves all new investments, development projects and property dispositions. He is also instrumental in shaping the Company’s ESG strategy with a core focus on long-term sustainability objectives. Previously, he also served as Vice President of Asset Management and Leasing for the Western Region from 2012 to 2015 and as Director of Real Estate for the Western Region from 2009 to 2011. Mr. Jamieson holds a B.S. from Boston College and an M.B.A. from Babson College.

22	Kimco Realty	kimcorealty.com

Proposal 2: Advisory Resolution to Approve Executive Compensation

Proposal 2: Advisory Resolution to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis, of the Company’s executive compensation, as disclosed in this Proxy Statement. Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	• Align executive compensation with the Company’s and the individual’s performance • Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests

•  Provide executives with the opportunity to participate in the ownership of the Company

•  Reward executives for long-term growth in the value of our stock

•  Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals

•  Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

•  Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	• Utilize an independent compensation consultant and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 24 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has historically determined to hold a Say-on-Pay advisory vote every year, and we expect that, subject to the voting results of Proposal 3, the next Say-on-Pay advisory vote will occur at the 2024 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2022 and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

Vote Required

The vote required for the advisory resolution to approve the Company’s executive compensation is the affirmative vote of a majority of the votes cast on the proposal. For purposes of this advisory resolution, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote “for” the advisory resolution to approve the Company’s executive compensation.

kimcorealty.com	2023 Proxy Statement	23

Compensation Discussion & Analysis

Compensation Discussion & Analysis

Named Executive Officers

Our Compensation Discussion & Analysis (“CD&A”) describes Kimco’s 2022 executive compensation program for its named executive officers, or NEOs, listed below:

•  Milton Cooper, Executive Chairman of the Board of Directors

•  Conor C. Flynn, Chief Executive Officer

•  Ross Cooper, President and Chief Investment Officer

•  Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer

•  David Jamieson, Executive Vice President and Chief Operating Officer

Our Compensation Philosophy

Our Compensation program is designed to attract, motivate and retain executives who are capable of leading our Company to achievement of our key strategic goals, to be competitive with comparable employers and to align the interests of management with those of our stockholders. We pay our NEOs primarily using salary, annual cash-based incentives and equity awards.

We continually seek to refine our executive compensation programs and policies consistent with evolving best governance practices in our industry and our Company’s business strategy. We believe that compensation actually received by our executives reflects our goal to align the interests of management with those of stockholders. The following highlights reflect our commitment to pay for performance and maintain a strong executive compensation governance framework.

Oversight of Compensation

Our Board of Directors has an Executive Compensation Committee (the “Committee” or the “Executive Compensation Committee”) that administers and monitors what and how we pay our NEOs and other executives. The Committee held five meetings in 2022.

The Committee is currently comprised of Frank Lourenso (Chairman), Philip E. Coviello, Henry Moniz, Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman. The committee routinely consults with its independent compensation consultant and other advisors in making its decisions, as it seems appropriate. The committee is comprised entirely of independent directors as defined by the NYSE Listed Company Manual.

The Committee’s compensation decisions in 2022 emphasized rewarding corporate and financial performance and individual performance, commensurate with an exceptional year of strong performance across the portfolio while executing on our strategy to be the largest owner and operator of open-air, grocery-anchored shopping centers, and to have a growing portfolio of mixed-use assets, in the U.S.

Executive Compensation Highlights

WHAT WE DO

•  Align pay with performance

•  Deliver a substantial portion of the value of equity awards in performance shares

•  Include ESG metrics in our annual incentive program

•  Review and approve our annual and long-term incentive plan awards

•  Pay dividends earned on performance shares only after the performance shares are earned and vested

•  Review our peer group annually

•  Use an independent compensation consultant

•  Have severance arrangements but not employment agreements

•  Have a compensation clawback policy

•  Maintain a 100% independent Executive Compensation Committee

•  Conduct annual assessments of compensation at risk

WHAT WE DO NOT DO • Provide payment gross-ups for taxes • Provide compensation or incentives that encourage unreasonable risk-taking

24	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

2022 Say on Pay Results and Stockholder Engagement

At our 2022 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to vote on an advisory resolution to approve executive compensation, and in future years, we expect such advisory vote will occur annually. Approximately 95% of the votes cast (i.e., excluding abstentions and broker non-votes) on the 2022 Say-on-Pay vote were voted in favor of the proposal.

We have considered the results of the 2022 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance- based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. In the future, we will continue to consider the outcome of our Say- on-Pay votes when making compensation decisions regarding our NEOs.

Historical Say on Pay Votes

kimcorealty.com	2023 Proxy Statement	25

Compensation Discussion & Analysis

Comparison to Competitive Market

The Executive Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. However, NEO compensation is not a direct function of market pay levels. Instead, the Executive Compensation Committee uses market data to help confirm that its NEO pay practices are reasonable. For 2022, the following peer group, which is used to benchmark pay practices and with whom we compete for talent, was reviewed. Prologis was removed from the peer group due to its market capitalization and revenues being disproportionately greater than the Company and replaced with Kite Realty Group, Kilroy Realty Corp. and W.P. Carey, which are more comparable on these metrics.

Our senior management team proposed the peer group of companies, which was reviewed and approved by the Executive Compensation Committee and independently reviewed by Pay Governance. Pay Governance reports directly to the Executive Compensation Committee and, in 2022, provided no services to the Company other than executive compensation consulting services.

The survey sources utilized by the Executive Compensation Committee in reviewing executive compensation provide aggregate data, and the Executive Compensation Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

Peer Company	Reviewed in 2021 for Setting 2022 Compensation	Reviewed in 2022 for Setting 2023 Compensation
AvalonBay Communities Inc.	✓	✓
Boston Properties Inc.	✓	✓
Brixmor Property Group	✓	✓
Duke Realty Corp.	✓
Equity Residential	✓	✓
Federal Realty Investment Trust	✓	✓
Healthpeak Properties	✓	✓
Kite Realty Group	✓	✓
Kilroy Realty Corp.	✓	✓
Public Storage	✓	✓
Realty Income Corp.	✓	✓
Regency Centers Corp.	✓	✓
Site Centers	✓	✓
SL Green Realty Corp.	✓	✓
The Macerich Company	✓	✓
Urban Edge Properties	✓	✓
Vornado Realty Trust	✓	✓
W.P. Carey		✓

26	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Elements of Our Executive Compensation Program

Our executive compensation program provides pay-for-performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

Adjusted FFO, Recurring EBITDA including the pro-rata share of joint ventures (“Recurring EBITDA”), and Leverage, defined as consolidated debt plus the pro-rata share of joint venture debt divided by the total gross consolidated assets and the pro-rata share of joint venture gross assets, are the Company-defined financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance in determining awards under our annual incentive program.

The primary components of our executive compensation program, for purposes of establishing 2022 targeted pay, were:

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2022 was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below.

* Amounts are based on the Summary Compensation Table for 2022 on page 36, excluding the portion of Mr. Milton Cooper’s 2021 bonus that was awarded in 2022 in the form of a stock award as well as the special equity awards that Messrs. Ross Cooper and Jamieson received in 2022.

kimcorealty.com	2023 Proxy Statement	27

Compensation Discussion & Analysis

Base Salary

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. The annual base salaries for our NEOs for 2022 were unchanged from their 2021 annual base salaries

Annual Incentive Plan

Under our executive compensation program, each of the NEOs was eligible to receive an annual cash bonus for 2022 based on the Company’s corporate / financial performance compared to targets, ESG progress towards goals and the NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 29. For 2022, each NEO’s annual bonus opportunity for the performance year was 60% based on the Company’s corporate / financial performance compared to targets as measured by the Company’s (1) Adjusted FFO per diluted share compared to Target FFO, (2) Recurring EBITDA compared to Target EBITDA and (3) Leverage compared to Target Leverage; 30% based on individual NEO performance against specific quantitative and qualitative goals and as evaluated by the Executive Compensation Committee, and 10% based on the achievement of certain ESG initiatives. We calculate Recurring EBITDA starting with the calculation of EBITDA described in Annex A on page 56 and excluding the effects of certain transactional income and expenses.

The table below shows the percentage of the 2022 Total Annual Target Bonus that each of our NEOs would receive based on achievement of specified levels for corporate / financial performance, individual performance and achievement of certain ESG initiatives.

Performance Criteria			Annual Incentive Component Earned as Percent of the 2022 Total Annual Target Bonus(1)
			Threshold	Target	Exceed Target	Maximum
Corporate / Financial Performance	Company’s Target Measures	2022 Actual Performance	(achieved if 50% of target measures are attained)	(achieved if 100% of target measures are attained)	(achieved if 150% of target measures are attained)	(achieved if 200% of target measures are attained)
• Adjusted FFO, per diluted share	>$1.48	$1.59	18.0%	36.0%	54.0%	72.0%
• Recurring EBITDA	>$1,205.0M	$1,273.5M	6.0%	12.0%	18.0%	24.0%
• Leverage	<36.4%	36.1%	6.0%	12.0%	18.0%	24.0%
Individual Performance • Evaluation of individual NEO performance by the Executive Compensation Committee against specific quantitative and qualitative goals approved by the Board			7.5%	30.0%	45.0%	60.0%
ESG Performance • Evaluation against specific ESG goals			2.5%	10.0%	15.0%	20.0%
Total 2022 Annual Bonus Payable			40.0%	100.0%	150.0%	200.0%

(1) The annual bonus is linearly interpolated between the specified performance levels.

In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations (other than with respect to his own target bonus) and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2022 bonuses based on the following analysis of our corporate / financial performance, each applicable NEO’s individual performance and the achievement of certain ESG initiatives.

28	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Corporate / Financial Performance

In 2022, the corporate / financial incentive was based upon the percentage weighting of 60% Adjusted FFO, per diluted share, 20% Recurring EBITDA, and 20% Leverage. For 2022, the Company’s Target Adjusted FFO was $1.48 on a diluted per share basis, Target Recurring EBITDA was $1,205.0 million and Target Leverage was 36.4%. After the Executive Compensation Committee considered the Company’s actual 2022 Adjusted FFO of $1.59 per diluted share, Recurring EBITDA of $1,273.5 million and Leverage of 36.1%, the payout for the corporate financial incentive was based on the Company exceeding Maximum Adjusted FFO by 5.30%, exceeding Maximum Recurring EBITDA by 3.96% and exceeding Target Leverage by 0.82%. Interpolating linearly between target and attained performance levels for each of the three financial measures resulted in a payout for the corporate / financial incentive of 112.5% of each applicable NEO’s total annual target bonus, which is 187.5% of each applicable NEO’s 2022 target corporate / financial performance bonus of 60%.

Individual Performance

The Executive Compensation Committee considers each NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

The Committee awarded each of Messrs. Milton Cooper, Ross Cooper, Cohen and Jamieson bonuses for calendar year 2022 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2022 performance compared to specific quantitative and qualitative goals. The Committee awarded Mr. Flynn’s bonus for calendar year 2022 based on the Committee’s review of Mr. Flynn’s 2022 performance.

The decision to pay each NEO an annual bonus of 200% of their target bonus with respect to their individual component was based on the Committee’s quantitative and qualitative assessment of each individual’s contributions to the Company’s performance in 2022 in their respective job functions. The material components of such contributions include but are not limited to:

Milton Cooper

• Substantial contributions to the Company’s 2025 strategy in advising the executive and management team as the Company continued to transform its footprint to a higher concentration of grocery anchored assets and mixed-use portfolio in target markets.

•  Continued mentoring our executive team in its navigation of a challenging macroeconomic environment characterized by high inflation and rising interest rates.

• Served an integral role in the Company’s relationship with Albertsons Companies, Inc. (NYSE) including the determination to partially monetize the investment, generating proceeds of over $300 million in 2022. At year end, Kimco still owns 28.3 million shares of ACI valued at approximately $588 million.

• With a focus on leasing, leasing, leasing, continued to motivate the team executive and leasing teams which resulted in increased productivity and occupancy.

Conor C. Flynn

• Decisive work in leading the Company toward achieving its 2025 strategy including oversight of entitlements across the portfolio, reaching over 8,800 units and well on the way to deliver 12,000 units by 2025.

• Oversaw a 14.5% year-over-year growth in FFO per diluted share available to common shareholders.

• Continued focus on enhancing stockholder value in delivering stellar operating and financial results and in furthering interactions with rating agencies, stockholders, analysts and retailers.

• Steward of Company culture and advancing Kimco’s ESG and DEI programs, attaining Great Place to Work’s 2022 Best Places to Work in Real Estate and Nareit’s Leader in the Light award.

Ross Cooper

• Guided the transaction team in external capital allocation activities with prudent and accretive investments above the Company’s weighted average cost of capital through three main acquisition verticals: acquiring shopping centers in core markets from third parties; buying out existing joint venture partners; and providing mezzanine financing and preferred equity to owners of high-quality shopping centers.

• Further strengthened the demographic and growth profile of the Company’s portfolio through diligent asset management by acquiring grocery anchored centers, expanded ownership of high-quality real estate and selectively disposing properties that no longer met investment criteria, all of which resulted in Kimco being a net asset acquirer in 2022.

• Navigated complex negotiations to successfully monetize a portion of the Company’s investment in ACI in 2022.

• Continued stewardship of Kimco’s Plus business.

Glenn G. Cohen

• Continued efforts to strengthen the balance sheet and liquidity position by maintaining over $1 billion of immediate liquidity, having full availability on our $2 billion revolving credit facility, and reducing leverage on a year-over-year basis.

• Grew the dividend available to common stockholders by 21% during the year while ensuring the Company maintained all distribution compliance requirements.

• Ensured a fully covered dividend based a 53% FFO payout ratio.

• Contributed significantly to the 14.5% year-over-year growth in FFO per diluted share available to common shareholders.

David Jamieson

• Strategic leadership over the Company’s operations including the increase in portfolio occupancy to 95.7%, including occupancy for anchors and shop tenants to 98.0% and 90.0%, respectively.

• Generating same site NOI above expectations.

• Continued critical oversight of signature series development and redevelopment projects, including the expansion of the number of mixed-use entitlements.

• Continued to enhance the national retailer platform to maximize deal flow, creating an interactive portfolio review platform and driving growth and efficiency.

kimcorealty.com	2023 Proxy Statement	29

Compensation Discussion & Analysis

2022 ESG Performance Contributions

The decision to pay each NEO an annual bonus of 200% of their target bonus with respect to the attainment of ESG objectives was based on the Committee’s quantitative and qualitative assessment of the achievement of these objectives, and each individual’s contributions towards those objectives in 2022.

ESG Pillars	Goal	2022 Achievements
Communicate Openly with Our Stakeholders	Maintain top tier ranking/membership in DJSI, FTSE & GRESB

• Awarded Nareit’s 2022 “Leader in the Light” Award for the retail REIT sector

• Retained position as a constituent of the DJSI North America Index for 2022

• Retained position as a constituent of the FTSE4Good Index

• Achieved GRESB Public Disclosure – “A” Rating, #2 in U.S. Retail Peer Group

Embrace The Future of Retail	Continue progress toward installing Curbside Pickup at 100% of eligible properties by 2025	• Complete Curbside Pickup® installation at 370+ properties (up from 300+ in 2021)(2) • 8,818 residential units entitled, under construction, or built(2)
Engage Our Tenants & Communities	Fulfill giving and small business support goal, exceeding $1M annually

• Met $1 Million dollar giving goal through donations, volunteering, and in-kind giving(2)

• Completed over 270 portfolio reviews with retail partners - expanding conversations beyond leasing to include ESG collaboration(2)

Lead In Operations & Resiliency	Continue progress toward the reduction of Scope 1 & 2 emissions by 30% from 2018 to 2030

• Remained on track with Scope 1 & 2 GHG emission reduction goal, achieving 11.9% reduction since 2018 baseline(1)

• Deployed $356.5 million of capital towards our $500 million green bond, as of August 2022

Foster An Engaged, Inclusive & Ethical Team	Take steps to increase the proportion of diverse employees in management to 60% by 2030

• Achieved 58.3% diversity in management (up from 50.8% in 2017)(2)

• Received maximum score on the Corporate Equality Index – recognized as Best Place to Work for LGBTQ+

• Re-certified as a Great Place to Work® for the 5th year in a row and named One of the 2022 Best Workplaces in Real Estate™

(1) As of December 31, 2021

(2) As of December 31, 2022

Annual Incentive Plan – 2022 Results Vs. Incentive Plan Goals

2022 Annual Incentive Plan Bonuses

Performance Metric	Actual Performance	Resulting Multiple of Target Earned
Adjusted FFO, per diluted share	$1.59	200%
Recurring EBITDA	$1,273.5M	200%
Leverage	36.1%	138%
Corporate Responsibility (ESG)	Achieved	200%
Quantitative and Qualitative Assessment	Assessed	200%
Name	Adjusted FFO, per diluted share	Recurring EBITDA	Leverage	Corporate Responsibility (ESG)	Quantitative and Qualitative Assessment	Total Annual Cash Incentive Earned for 2022 (1)
Milton Cooper(2)	$573,750	$191,250	$191,250	$170,000	$510,000	$1,636,250
Conor C. Flynn	$1,215,000	$405,000	$405,000	$360,000	$1,080,000	$3,465,000
Ross Cooper	$489,375	$163,125	$163,125	$145,000	$435,000	$1,395,625
Glenn G. Cohen	$472,500	$157,500	$157,500	$140,000	$420,000	$1,347,500
David Jamieson	$472,500	$157,500	$157,500	$140,000	$420,000	$1,347,500

(1) NEOs may elect to receive Restricted Stock under the Company’s Amended and Restated 2020 Equity Participation Plan in lieu of some or all of their annual cash bonus for calendar year 2022. The number of shares of Restricted Stock will be determined by (i) multiplying 120%, by the applicable bonus amount (or portion thereof) and (ii) dividing the product by the Fair Market Value (as defined in the Amended and Restated 2020 Equity Participation Plan) of a share of the Company’s common stock on February 15, 2023, with the result rounded to the nearest ten shares. The NEO may elect a five-year ratable vesting or a five-year cliff vesting schedule.

(2) Mr. Milton Cooper elected to be paid his 2022 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of the Company’s common stock on the date immediately preceding the date of grant and was awarded 92,180 shares on February 16, 2023 that vest on February 13, 2028, subject to continued employment with the Company on the applicable vesting date.

30	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

2022 Compensation Awarded

The table below summarizes the total compensation awarded to each NEO (see pages 24 through 45 of this Proxy Statement for further detail) with respect to 2022.

Name	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Milton Cooper	750,000	2,104,990	1,636,250	3,732	4,494,972
Conor C. Flynn	1,000,000	7,140,515	3,465,000	24,533	11,630,048
Ross Cooper	700,000	3,141,912	1,395,625	25,838	5,263,375
Glenn G. Cohen	675,000	2,141,988	1,347,500	24,094	4,188,582
David Jamieson	675,000	3,141,912	1,347,500	15,317	5,179,729

Long-Term Incentive Plan Overview

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. The Executive Compensation Committee used its business judgment, after reviewing various peer compensation data, to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

2022 Long-Term Incentive Weighting at Target

Long-Term Incentive Component	NEOs’ Weight at Target
Time-based Restricted Shares	33%
Performance Shares: 2022-2024 Relative TSR	67%

In 2020, each of the NEOs was granted performance shares that permitted them to earn vested shares of common stock based on the Company’s total stockholder return (“TSR”) compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The grant date fair value of the performance shares granted to Messrs. Milton Cooper and Flynn for 2020 was $895,954 and $3,200,172, respectively, and for Messrs. Ross Cooper, Cohen and Jamieson was $992,001 each calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures.

The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award – in this case, the Company’s TSR over the applicable performance period and the TSR of the companies in the Bloomberg REIT Shopping Center Index. The Company’s TSR for the 2020-2022 performance period was in the 84.4% percentile of the peer group. Because this was above the target level of the award but below the maximum level, 197% of the shares were issued in respect of the 2020 performance share awards and each of the NEOs realized a value in respect of these awards.

Long-Term Incentives — Time-based Restricted Shares

Approximately 33% of the value of the equity awards granted in 2022 to the NEOs was awarded in the form of time-vesting restricted stock eligible to vest (excluding the grant that Mr. Cooper received in respect of his bonus and the special grants awarded to Messrs. Ross Cooper and Jamieson), at the election of the NEO, either in 20% increments on each of the first, second, third, fourth and fifth anniversaries of February 13, 2022, or in a single installment on February 13, 2027.

The Executive Compensation Committee, recognizing the current and future criticality of executing on Kimco’s 2025 strategy and the importance of key contributor retention, determined Messrs. Ross Cooper and Jamieson warranted a special retention award. Additional details on the overall performance in 2022 of Messrs. Ross Cooper and Jamieson are found in the Individual Performance section beginning on page 29.

For 2022, the time-vesting awards were granted under the Company’s 2020 Equity Participation Plan. The actual time-vesting awards granted in 2022 are set out in the “Grants of Plan-Based Awards for 2022” table on page 38.

In 2022, we also issued Mr. Milton Cooper 79,110 shares of restricted stock subject to time-based vesting conditions. These shares were issued pursuant to his election to receive his 2021 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2027. These restricted shares also entitle him to receive dividends associated with the underlying shares.

kimcorealty.com	2023 Proxy Statement	31

Compensation Discussion & Analysis

Long-Term Incentives — Performance Shares

Approximately 67% of the value of the equity awards granted in 2022 to the NEOs was awarded in the form of performance shares. The performance shares granted in 2022 permit the NEOs to earn vested shares of common stock based on the Company’s TSR compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of the grant. The performance shares granted in 2022 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2022 performance shares provide a target number of shares that may be earned in the performance period if the Company’s TSR for the period equals the 50th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. The number of performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares if the Company’s TSR for the period is at least in the 25th percentile of its peers listed in the Bloomberg REIT Shopping Center Index and a maximum of 200% of the target number of shares for the period if the Company’s TSR for the period equals or exceeds the 85th percentile of its peers listed in the Bloomberg REIT Shopping Center Index.

Linear interpolation is used to determine the shares earned for the performance period if the Company’s total stockholder return falls between the specified percentile levels. If the Company’s TSR for the performance period is less than the threshold level, no performance shares are earned or issued for the period.

Companies listed in the Bloomberg REIT Shopping Center Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative TSR and the number of shares of stock earned with respect to each performance period beginning on January 1, 2022. If a constituent company in the peer group ceases to be actively traded, due, for example, to merger or bankruptcy or the Executive Compensation Committee otherwise reasonably determines that it is no longer suitable, then such company shall be removed from the peer group.

Peer Company	Bloomberg REIT Shopping Center Index as of 1/1/2022	Bloomberg REIT Shopping Center Index as of 1/1/2023
Acadia Realty Trust	✓	✓
Alexander’s Inc.	✓	✓
Brixmor Property Group, Inc.	✓	✓
Cedar Shopping Centers Inc.	✓
Federal Realty Investment Trust	✓	✓
Kite Realty Group Trust	✓	✓
Phillips Edison		✓
RPT Realty	✓	✓
Regency Centers Corp.	✓	✓
Retail Opportunity Investment Corp.	✓	✓
Saul Centers Inc.	✓	✓
Site Centers Corp.	✓	✓
Urban Edge Properties	✓	✓
Urstadt Biddle Properties Inc. (UBA)	✓	✓
Whitestone REIT	✓	✓

32	Kimco Realty	kimcorealty.com

Compensation Discussion & Analysis

Additional Compensation Considerations

Long-Term Incentives – Equity Awards

The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion, including upon a qualifying retirement from the Company. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement should offset the lack of such plans, though we generally retain discretion on whether or not to accelerate equity awards in connection with retirement.

If an NEO holding time-based restricted stock is terminated prior to vesting as a result of his death or disability or, with the consent of the Executive Compensation Committee, due to his retirement, or (for participants in the Executive Severance Plan) is terminated by the Company without cause, the employee would generally vest in the unvested stock. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends. Additionally, upon a qualifying termination of employment, a participant may remain eligible to receive payment for outstanding performance shares upon the achievement of the applicable performance goals and without regard to any continued employment condition.

Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement

On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan (as amended from time to time, the “Executive Severance Plan”), pursuant to which certain of our NEOs are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to 18 months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested annual stock options and restricted stock awards, with the exception of extraordinary awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Milton Cooper did not participate in the Company’s Executive Severance Plan for 2022.

Retirement Plans

We maintain a 401(k)-retirement plan (the “401(k) Plan”), details below. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

Available to	· Substantially all employees, including our NEOs
Benefits include

· Participants defer up to a maximum of 100% of their eligible compensation, up to the federal limit

· The Company currently makes matching contributions on a dollar-for-dollar basis to all employees who have completed one year of employment with the Company, of up to 5% of the employee’s eligible compensation (and subject to a maximum of $8,500 for highly compensated employees).

Tax impact

· Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan.

· Salary reduction contributions are treated as wages subject to FICA and Medicare tax.

· Roth 401(k) feature, which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59½.

Restrictions	· Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions.

kimcorealty.com	2023 Proxy Statement	33

Compensation Discussion & Analysis

Tax and Accounting Considerations

The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2022. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO. Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and has authorized compensation payments that may be subject to the Section 162(m) limitation.

Perquisites

We offered or provided the following material perquisites to our NEOs in 2022:

•	We provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as executive officers of the Company. Other employees may use these vehicles for Company business when not in use by an NEO. In 2022, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. In 2022, Messrs. Cohen and Ross Cooper received car allowances in the amounts of $10,920 and $12,250, respectively.
•	We provide all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

34	Kimco Realty	kimcorealty.com

Executive Compensation Committee Report

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with the Company’s management the CD&A that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Executive Compensation Committee has recommended to the Company’s Board of Directors that the CD&A be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Executive Compensation Committee of the Board of Directors

Frank Lourenso, Chairman

Philip E. Coviello

Henry Moniz

Mary Hogan Preusse

Valerie Richardson

Richard B. Saltzman

kimcorealty.com	2023 Proxy Statement	35

Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table for 2022

The following table sets forth the summary compensation of the NEOs of the Company for the 2022, 2021 and 2020 calendar years.

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2022	750,000	2,104,990(3)	1,636,250(4)	3,732	4,494,972
	2021	750,000	1,836,355	1,600,000	3,702	4,190,057
	2020	750,000	1,605,517	832,000	10,470	3,197,987
Conor C. Flynn Chief Executive Officer	2022	1,000,000	7,140,515	3,465,000	24,533	11,630,048
	2021	1,000,000	5,963,854	3,500,000	24,284	10,488,138
	2020	1,000,000	4,866,760	1,820,000	26,748	7,713,508
Ross Cooper President and Chief Investment Officer	2022	700,000	3,141,912	1,395,625	25,838	5,263,375
	2021	700,000	1,848,807	1,350,000	27,337	3,926,144
	2020	700,000	1,508,739	702,000	25,837	2,936,576
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2022	675,000	2,141,988	1,347,500	24,094	4,188,582
	2021	675,000	1,848,807	1,300,000	24,094	3,847,901
	2020	675,000	1,508,739	676,000	26,594	2,886,333
David Jamieson Executive Vice President and Chief Operating Officer	2022	675,000	3,141,912	1,347,500	15,317	5,179,729
	2021	675,000	1,848,807	1,300,000	13,417	3,837,224
	2020	675,000	1,508,739	676,000	16,759	2,876,498

(1) Amounts reflect the compensation cost to the Company in 2022, 2021 and 2020 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award–in this case, the Company’s TSR over the applicable performance period and the TSR of the companies in the applicable index of peer companies. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022. The maximum possible value of the 2022 performance shares (200%), based on the closing price per share of the Company’s common stock on the date before they were granted ($24.27), was as follows: $1,999,848 for Mr. Milton Cooper; $7,999,877 for Mr. Flynn, and $2,399,818 for Messrs. Ross Cooper, Cohen and Jamieson. For additional information regarding the equity awards granted to the NEOs in 2022, refer to the 2022 Grants of Plan-Based Awards table. For 2020, Messrs. Milton Cooper and Flynn were granted performance shares with a grant date fair value of $895,954 and $3,200,172, respectively and Messrs. Ross Cooper, Cohen and Jamieson were each granted performance shares with a grant date fair value of $992,001, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. As described above under “Compensation Discussion & Analysis–Long-Term Incentive Plan,” based on the Company’s performance during the applicable performance period, shares were issued in respect to the 2020 performance share awards which were granted on February 16, 2023 with a $21.30 closing price and Messrs. Milton Cooper and Flynn each realized a value in respect of these awards in the amount of $2,288,046 and $8,172,533, respectively, and Messrs. Ross Cooper, Cohen and Jamieson realized a value in respect of these awards in the amount of $2,533,358, including dividend equivalents earned on the awarded 2020 performance shares.

(2) In 2022, Messrs. Cohen and Ross Cooper received car allowances in the amount of $10,920 and $12,250, respectively. The Company provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The NEOs’ drivers are employees who have additional responsibilities at the Company. The Company calculated the cost of the perquisite based on standard mileage rate and miles driven by the NEO for personal use. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2022 for Messrs. Milton Cooper, Flynn, and Jamieson was $246, $4,914 and $702, respectively. The policy on the use of the cars for 2022, 2021 and 2020 is outlined below:

•  the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;

•  these services were also available under certain circumstances to third parties involved in Company business at the Company’s Jericho location;

•  the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and

•  the cars were available to these officers with drivers for business related travel and without drivers for personal use.

The Company’s policy on paid time off provides employees who have attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,231, $13,462, $12,981 and $12,981, respectively. Mr. Milton Cooper is excluded from this paid time off benefit. The Company’s policy on service provides employees who have attained certain service milestones a one-time payment of $100 times the number of service years, i.e. five years earns $500. In 2022, Mr. Jamieson received a $1,500 payment in recognition for attaining the 15-year service milestone. The Company paid $270 in respect to a subscription of LifeLock for identity protection services for Mr. Flynn. The Company also provided all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. The annual premium on this benefit for Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen, and Jamieson was $3,486, $118, $126, $193 and $134, respectively.

(3) Mr. Milton Cooper elected to be paid his 2021 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of the Company’s common stock on the date immediately preceding the date of grant and was awarded 79,110 shares on February 17, 2022 that vest on February 13, 2027, subject to continued employment with the Company on the applicable vesting date. The amount shown includes $320,000, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2021 annual bonus payment. For additional information regarding this equity award, refer to the 2022 Grants of Plan-Based Awards table.

(4) Mr. Milton Cooper elected to be paid his 2022 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of the Company’s common stock on the date immediately preceding the date of grant and was awarded 92,180 shares on February 16, 2023 that vest on February 13, 2028, subject to continued employment with the Company on the applicable vesting date.

36	Kimco Realty	kimcorealty.com

Executive Compensation Tables

Total Earned Compensation

To supplement the information in the Summary Compensation Table for 2022 set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each NEO who was serving at the end of 2022 in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation Table for 2022. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation Table for 2022, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. The following table is not a substitute for the Summary Compensation Table for 2022.

Name	Year	Total Earned Compensation ($)(1)	Total Compensation from Summary Compensation Table
Milton Cooper Executive Chairman of the Board of Directors	2022	4,678,027	4,494,972
	2021	6,286,606	4,190,057
	2020	4,122,271	3,197,987
Conor C. Flynn Chief Executive Officer	2022	12,828,176	11,630,048
	2021	12,104,634	10,488,138
	2020	8,595,925	7,713,508
Ross Cooper President and Chief Investment Officer	2022	4,654,820	5,263,375
	2021	4,179,135	3,926,144
	2020	3,252,740	2,936,576
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2022	4,817,252	4,188,582
	2021	5,365,071	3,847,901
	2020	4,391,057	2,886,333
David Jamieson Executive Vice President and Chief Operating Officer	2022	4,999,640	5,179,729
	2021	4,045,014	3,837,224
	2020	3,154,127	2,876,498

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation Table for 2022. Total Earned Compensation is not a substitute for Total Compensation as reported in the Summary Compensation Table. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation Table for 2022) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation Table for 2022 above.

kimcorealty.com	2023 Proxy Statement	37

Executive Compensation Tables

Grants of Plan-Based Awards for 2022

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2022:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approved Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Milton Cooper	— 2/17/2022 2/17/2022 2/17/2022	2/11/2022 2/11/2022 2/11/2022	340,000 — — —	850,000 — — —	1,700,000 — — —	— 20,600 — —	— 41,200 — —	— 82,400 — —	— — 20,600(2) 13,185(4)	— 1,285,028 499,962 320,000
Conor C. Flynn	— 2/17/2022 2/17/2022	2/11/2022 2/11/2022	720,000 — —	1,800,000 — —	3,600,000 — —	— 82,405 —	— 164,810 —	— 329,620 —	— — 82,410(2)	— 5,140,424 2,000,091
Ross Cooper	— 2/17/2022 2/17/2022 2/17/2022	2/11/2022 2/11/2022 2/11/2022	290,000 — — —	725,000 — — —	1,450,000 — — —	— 24,720 — —	— 49,440 — —	— 98,880 — —	— — 24,720(2) 41,200(5)	— 1,542,034 599,954 999,924
Glenn G. Cohen	— 2/17/2022 2/17/2022	2/11/2022 2/11/2022	280,000 — —	700,000 — —	1,400,000 — —	— 24,720 —	— 49,440 —	— 98,880 —	— — 24,720(2)	— 1,542,034 599,954
David Jamieson	— 2/17/2022 2/17/2022 2/17/2022	2/11/2022 2/11/2022 2/11/2022	280,000 — — —	700,000 — — —	1,400,000 — — —	— 24,720 — —	— 49,440 — —	— 98,880 — —	— — 24,720(2) 41,200(5)	— 1,542,034 599,954 999,924

(1) The actual payout amounts are set out in the Summary Compensation Table for 2022.

(2) Each of the NEOs received a time-vesting restricted stock award on February 17, 2022 under the 2020 Equity Participation Plan. Restricted stock awards vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper, Flynn, Ross Cooper and Cohen elected for their respective stock awards to instead vest in a single installment on February 13th of the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

(3) All awards were granted under the 2020 Equity Participation Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of the Company’s common stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022.

(4) Mr. Milton Cooper elected to receive all or a portion of his 2021 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of his bonus award. The amount represents the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2021 elected conversion amount.

(5) Messrs. Ross Cooper and Jamieson were awarded 41,200 shares of restricted stock on February 17, 2022. These awards vest in a single installment on February 13th of the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

38	Kimco Realty	kimcorealty.com

Executive Compensation Tables

Outstanding Equity Awards as of December 31, 2022

The following table provides information on outstanding equity awards as of December 31, 2022 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Expiration Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	2/22/2018					27,250(8)	577,155
	2/22/2018					79,780(3)	1,689,740
	2/13/2019					26,320(8)	557,458
	2/13/2019					65,620(7)	1,389,832
	2/13/2020					24,860(8)	526,535
	2/13/2020					77,660(4)	1,644,839
	2/18/2021					26,200(8)	554,916
	2/18/2021					56,060(5)	1,187,351
	2/18/2021							104,820	2,220,088
	2/17/2022					20,600(8)	436,308
	2/17/2022					79,110(6)	1,675,550
	2/17/2022							82,400	1,745,232
Conor C. Flynn	5/20/2013	2,700		24.12	5/20/2023
	2/22/2018					56,770(8)	1,202,389
	2/13/2019					51,700(8)	1,095,006
	2/13/2019					19,980(7)	423,176
	2/13/2020					88,790(8)	1,880,572
	2/18/2021					93,580(8)	1,982,024
	2/18/2021							374,320	7,928,098
	2/17/2022					82,410(8)	1,745,444
	2/17/2022							329,620	6,981,352
Ross Cooper	2/13/2013	3,125		21.54	2/13/2023
	2/22/2018					16,460(8)	348,623
	2/13/2019					16,450(8)	348,411
	10/31/2019					46,000(10)	974,280
	2/13/2020					27,530(8)	583,085
	2/18/2021					29,010(8)	614,432
	2/18/2021							116,040	2,457,727
	2/17/2022					24,720(8)	523,570
	2/17/2022					41,200(10)	872,616
	2/17/2022							98,880	2,094,278
Glenn G. Cohen	2/22/2018					31,790(8)	673,312
	2/13/2019					29,140(8)	617,185
	2/13/2020					27,530(8)	583,085
	2/18/2021					29,010(8)	614,432
	2/18/2021							116,040	2,457,727
	2/17/2022					24,720(8)	523,570
	2/17/2022							98,880	2,094,278
David Jamieson	2/22/2018					3,292(9)	69,725
	2/13/2019					6,580(9)	139,364
	8/1/2019					52,060(11)	1,102,631
	2/13/2020					16,518(9)	349,851
	2/18/2021					23,208(9)	491,545
	2/18/2021							116,040	2,457,727
	2/17/2022					24,720(9)	523,570
	2/17/2022					41,200(11)	872,616
	2/17/2022							98,880	2,094,278

(1) Represents stock options.

(2) Represents performance share awards granted in 2021 and 2022 for which the applicable performance period has not been completed. Each performance share award granted in 2020 provided for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. The Company’s total stockholder return for the 2020-2022 performance period was in the 84 4/10th percentile of its peer group. Therefore, each NEO earned a number of shares representing 197% of the performance share award granted to them in 2020. Each performance share award granted in 2021 and 2022 provides for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.

(3) Mr. Milton Cooper’s grant on February 22, 2018 of 79,780 shares were issued as a result of his election to receive his 2017 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2023, subject to continued employment with the Company on the applicable vesting date.

(4) Mr. Milton Cooper’s grant on February 13, 2020 of 77,660 shares were issued as a result of his election to receive his 2019 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2025, subject to continued employment with the Company on the applicable vesting date.

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Executive Compensation Tables

(5) Mr. Milton Cooper’s grant on February 18, 2021 of 56,060 shares were issued as a result of his election to receive his 2020 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2026, subject to continued employment with the Company on the applicable vesting date.

(6) Mr. Milton Cooper’s grant on February 17, 2022 of 79,110 shares were issued as a result of his election to receive his 2021 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2027, subject to continued employment with the Company on the applicable vesting date.

(7) Messrs. Milton Cooper and Flynn’s grant on February 13, 2019 of 65,620 and 19,980 shares, respectively were issued as a result of their election to receive their 2018 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2024, subject to continued employment with the Company on the applicable vesting date.

(8) Represents shares of restricted stock that vest in a single installment on February 13th of the fifth anniversary of the grant, subject to continued employment with the Company on the applicable vesting date.

(9) Represents shares of restricted stock that vest in 20% increments on February 13th of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.

(10) Mr. Ross Cooper received a special award of restricted stock on October 31, 2019 and February 17, 2022, which vests in a single installment on the October 31, 2024 and February 13, 2027, respectively, subject to continued employment with the Company on the applicable vesting date.

(11) Mr. Jamieson received a special award of restricted stock on August 1, 2019 and February 17, 2022, which vests in a single installment on the August 1, 2024 and February 13, 2027, respectively, subject to continued employment with the Company on the applicable vesting date.

Option Exercises and Stock Vested in 2022

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
Milton Cooper	115,430	2,801,486
Conor C. Flynn	233,738	5,672,821
Ross Cooper	72,144	1,750,935
Glenn G. Cohen	137,798	3,344,357
David Jamieson	90,034	2,185,125

(1) Incorporates dividend equivalents that were converted to shares based on the closing price on the date immediately preceding the grant date.
(2) Computed by multiplying the number of shares of Common Stock by the closing price on the date immediately preceding the vesting date and computing the dividend equivalent value earned during the performance period.

Potential Payments Upon Termination or Change in Control

Please see page 33 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, if an equity award is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. If an award is not assumed or substituted in a change in control, the Committee may cause such awards to become fully vested. Furthermore, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock would, if not assumed in the change in control, automatically vest in full.

Employment Agreements

The Company does not have any individual employment agreements with its executive officers.

Assumed Termination Without Cause

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2022. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$3,965,320	-	$3,965,320
Conor C. Flynn	$2,000,000	$7,000,000	$23,238,061	$60,137	$32,298,198
Ross Cooper	$1,400,000	$2,700,000	$6,970,126	$60,137	$11,130,263
Glenn G. Cohen	$1,350,000	$2,600,000	$7,563,590	$60,137	$11,573,727
David Jamieson	$1,350,000	$2,600,000	$6,126,061	$60,137	$10,136,198

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.

(2) In accordance with the Executive Severance Plan, 2021 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards, with the exception of extraordinary awards, upon a termination without Cause. In addition, upon a termination without Cause or due to retirement or upon resignation for “Good Reason” (as defined in the applicable award agreement), each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2022 ($21.18), the total performance share values, disregarding any discount for the time-value of money, would be $3,965,320 for Mr. Milton Cooper, $14,909,450 for Mr. Flynn, $4,552,005 for Messrs. Ross Cooper, Cohen and Jamieson.

(4) Amounts are based on the cost of coverage during 2022.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement.”

40	Kimco Realty	kimcorealty.com

Executive Compensation Tables

Assumed Termination for Death or Disability

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2022. The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards: Death/Disability ($)(1)
Milton Cooper	$14,205,002
Conor C. Flynn	$23,238,061
Ross Cooper(2)	$8,817,022
Glenn G. Cohen	$7,563,590
David Jamieson(2)	$8,101,308

(1) Upon a termination of employment due to death or disability, the vesting of Mr. Milton Cooper’s 483,460, Mr. Flynn’s 393,230, Mr. Ross Cooper’s 114,170, Mr. Cohen’s 142,190 and Mr. Jamieson’s 74,318 unvested time-based shares of restricted stock would accelerate. In addition, upon a termination of employment due to death or disability, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s TSR during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2022 ($21.18), the total value of the performance shares as of December 31, 2022, disregarding any discount for the time-value of money, would be $3,965,320 for Mr. Milton Cooper, $14,909,450 for Mr. Flynn and $4,552,005 for Messrs. Ross Cooper, Cohen and Jamieson.

(2) The vesting of the unvested portion of Messrs. Ross Cooper and Jamieson’s retention awards of 87,200 and 93,260 restricted shares, respectively, would accelerate as a result of termination due to death or disability. As of December 31, 2022, the value of Messrs. Ross Cooper and Jamieson’s retention awards were $1,846,896 and $1,975,247, respectively.

Assumed Termination in Connection With a Change in Control

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2022. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	$3,965,320	-	$3,965,320
Conor C. Flynn	$2,000,000	$7,000,000	$23,238,061	$60,137	$32,298,198
Ross Cooper	$1,400,000	$2,700,000	$6,970,126	$60,137	$11,130,263
Glenn G. Cohen	$1,350,000	$2,600,000	$7,563,590	$60,137	$11,573,727
David Jamieson	$1,350,000	$2,600,000	$6,126,061	$60,137	$10,136,198

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause or resignation for Good Reason (as defined in the Executive Severance Plan) in connection with a change in control.

(2) In accordance with the Executive Severance Plan, 2021 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards upon a termination without Cause or resignation for Good Reason (as defined in the Executive Severance Plan) in connection with a change in control., with the exception of extraordinary awards. In addition, upon a termination without Cause or due to retirement or upon resignation for “Good Reason” (as defined in the applicable award agreement), each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2022 ($21.18), the total performance share values, disregarding any discount for the time-value of money, would be $3,965,320 for Mr. Milton Cooper, $14,909,450 for Mr. Flynn, $4,552,005 for Messrs. Ross Cooper, Cohen and Jamieson. In addition to the amounts shown in this column, upon a change in control, if any other equity award under the 2010 Equity Participation Plan or the 2020 Equity Participation Plan is assumed or substituted in the change in control and the holder experiences a qualifying termination of service on or within 12 months following the change in control, the award will automatically vest in full. However, if an award is not assumed or substituted in a change in control, the Committee may (but is not required to) cause such awards to become fully vested.

(4) Amounts are based on the cost of coverage during 2022.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

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Executive Compensation Tables

Equity Participation Plan

Description of Plan

The Company maintains the Amended and Restated 2020 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors. The Amended and Restated 2020 Equity Participation Plan is the successor to the 2010 Equity Participation Plan, which expired in March 2020.

The Amended and Restated 2020 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), partnership interests in Kimco Realty OP, LLC other stock- based awards and performance-based awards (which may be payable in either the form of cash or shares of common stock) structured by the Executive Compensation Committee within parameters set forth in the Amended and Restated 2020 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the Amended and Restated 2020 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

Limitations On Grants

The number of shares of common stock that may be issued or transferred by the Company, including upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described in the Amended and Restated 2020 Equity Participation Plan.

No Repricing or Replacement of Options or SARs

The Amended and Restated 2020 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of common stock.

No In-The-Money Option or SAR Grants

The Amended and Restated 2020 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the common stock, generally the closing price of the common stock, on the date of grant.

Independent Administration

The Executive Compensation Committee, which consists of only independent directors, administers the Amended and Restated 2020 Equity Participation Plan.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2022.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	282,134	22.13	6,875,210
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	282,134	22.13	6,875,210

CEO Pay Ratio

We have estimated the ratio between our CEO’s total annual compensation and the median annual total compensation of all employees (except the CEO) for 2022. In determining the median employee we considered taxable compensation totals in 2022. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2022. Then, we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our CEO in 2022, Mr. Flynn, had annual total compensation of $11,630,048 and our Median Employee had annual total compensation of $106,905. Therefore, we estimate that our CEO’s annual total compensation in 2022 is 109 times that of the median of the annual total compensation of all of our employees.

42	Kimco Realty	kimcorealty.com

Executive Compensation Tables

Pay Versus Performance

The following table sets forth information concerning the compensation of our Principal Executive Officer (“PEO”) and our Non-PEO NEOs for each of the fiscal years ended December 31, 2022, 2021 and 2020, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year (2)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income ($)	Adjusted FFO per Fully Diluted Share (3)
2022	11,630,048	11,071,076	4,781,665	4,643,754	149	120	100,800,000	1.59
2021	10,488,138	22,641,017	3,950,332	8,927,274	128	167	818,600,000	1.48
2020	7,713,508	6,886,881	2,974,349	2,471,755	75	126	975,400,000	1.20

(1) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2021	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson
2020	Conor Flynn	Milton Cooper, Ross Cooper, Glenn Cohen, David Jamieson

(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Bloomberg REIT Shopping Center Index.

(3) Adjusted FFO per fully diluted share is a non-GAAP measure. See Annex A starting on page 54 for the definition of Adjusted FFO and a reconciliation of net income to Adjusted FFO.

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Executive Compensation Tables

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2021		2020
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(7,140,515)	$(2,632,701)	$(5,963,854)	$(1,845,694)	$(4,866,760)	$(1,532,934)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$8,726,795	$3,363,966	$11,533,735	$3,834,493	$6,663,990	$2,307,225
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-	-	-	-	-
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(2,377,436)	$(1,033,425)	$5,585,609	$2,474,270	$(2,722,149)	$(1,252,693)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(98,130)	$(44,617)	$781,272	$383,617	$(181,477)	$(166,572)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	-	-	-	-	-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$330,314	$208,866	$216,117	$130,257	$279,769	$142,380
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	-	-	-	-	-	-
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	-	-	-	-	-	-
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	-	-	-	-	-	-
TOTAL ADJUSTMENTS	$(558,972)	$(137,911)	$12,152,879	$4,976,943	$(826,627)	$(502,594)

44	Kimco Realty	kimcorealty.com

Executive Compensation Tables

Narrative Disclosure to Pay Versus Performance Table

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and our Peer Group TSR, (ii) our net income, and (iii) our Adjusted FFO per diluted share, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

• Peer Group TSR over a three year performance period;

• Adjusted FFO per diluted share;

• EBITDA; and

• Leverage

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Incentive Plan” and “Long-Term Incentives — Performance Shares” in our CD&A elsewhere in this Proxy Statement.

kimcorealty.com	2023 Proxy Statement	45

Proposal 3: Advisory Vote on the Frequency of Future Say-on-Pay Votes

Proposal 3: Advisory Vote on the Frequency of
Future Say-on-Pay Votes

In accordance with the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that stockholders vote for “EVERY YEAR” as the frequency of future Say-on-Pay votes. Annual advisory votes on executive compensation allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year and are consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders may indicate their preferred voting frequency by choosing the option of every year, every two years or every three years, or stockholders may abstain from voting. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation, and should instead select their preferred voting frequency. This advisory vote on the frequency of future Say-on-Pay votes is not binding on the Company and the Board of Directors.

Although the vote is advisory and non-binding, the Board of Directors will carefully consider the outcome of the vote. Notwithstanding the outcome of the vote or the Board of Directors’ recommendation, the Board of Directors may decide to conduct future Say-on-Pay votes on a more or less frequent basis and may vary its practice based upon any relevant factors including discussions with the Company’s stockholders or material changes to the Company’s executive compensation programs.

Vote Required

The option of every year, every two years or every three years that receives a majority of the votes cast on the proposal will be the frequency for future Say-on-Pay votes that is recommended by our stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board unanimously recommends that you vote for “every year” as the recommended frequency for future “Say-on-Pay” votes.

46	Kimco Realty	kimcorealty.com

Audit Committee Report

Audit Committee Report

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2022, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available in the Investor Relations section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes as well as other risk management issues described on page 9.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2022 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2022 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

Audit Committee
of The Board Of Directors
Philip E. Coviello, Chairman
Frank Lourenso
Henry Moniz
Mary Hogan Preusse
Valerie Richardson
Richard Saltzman

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

kimcorealty.com	2023 Proxy Statement	47

Proposal 4: Ratification of Independent Accountants

Proposal 4: Ratification of Independent Accountants

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.

There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions. The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2022 and 2021:

TYPE OF FEES	2022	2021
Audit Fees(1)	$2,444,600	$3,091,723
Audit-Related Fees(2)	$71,500	$65,000
Tax Fees	-	-
All Other Fees	$2,600	$2,600
Total	$2,518,700	$3,159,323

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2022 and 2021 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2022 and 2021, (iv) the Merger, (v) ongoing consultations regarding accounting for new transactions and pronouncements and (vi) out of pocket expenses.

(2) Audit-related fees consists of fees billed for audit and testing procedures relating to the green bond attestation report.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Registered Public Accountants

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre- approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2022 and 2021 were pre-approved by the Audit Committee.

Vote Required

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast on the proposal. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the NYSE, we do not expect any broker non-votes in connection with this proposal.

The Board and the Audit Committee unanimously recommend that you vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP.

48	Kimco Realty	kimcorealty.com

Beneficial Ownership

Beneficial Ownership

The table below sets forth certain information available to the Company, as of February 28, 2023, with respect to shares of its Common Stock and Class L and Class M Cumulative Redeemable Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

Name & Address (Where Required) of Beneficial Owner	SHARES OWNED BENEFICIALLY (#)			PERCENT OF CLASS (%)
	COMMON	CLASS L	CLASS M	COMMON	CLASS L(1)	CLASS M(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	102,073,750(2)	-	-	16.5%	-	-
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	60,684,989(3)	-	-	9.8%	-	-
State Street Corporation 1 Lincoln Street Boston, MA 02111	45,291,716(4)			7.3%
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	34,003,126(5)			5.5%
Milton Cooper c/o Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, NY 11753-2128	10,376,619(6)	-	-	1.7%	-	-
Conor C. Flynn	1,228,166(7)	-	-	*	-	-
Glenn G. Cohen	573,249(8)	-	-	*	-	-
Ross Cooper	540,657(9)	-	-	*	-	-
Frank Lourenso	338,719(10)	-	-	*	-	-
David Jamieson	265,730(11)	-	-	*	-	-
Philip E. Coviello	207,229(12)	-	-	*	-	-
Richard B. Saltzman	185,163(13)	-	-	*	-	-
Mary Hogan Preusse	63,360(14)	-	-	*	-	-
Valerie Richardson	55,370(15)	-	-	*	-	-
Henry Moniz	25,260(16)	-	-	*	-	-
All Directors and Executive Officers as a group (11 persons)	13,859,522	-	-	2.2%	-	-

* Less than 1%

(1) Not applicable. The Company’s Class L and Class M Cumulative Redeemable Preferred Stock are, generally, not voting securities of the Company.

(2) The Company has received a copy of Schedule 13G/A as filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2022. As reported in such Schedule 13G/A, Vanguard has shared voting power with respect to 1,390,140 shares, sole dispositive power with respect to 99,027,215 shares and shared dispositive power with respect to 3,046,535 shares.

(3) The Company has received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2022. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 55,260,339 shares and sole dispositive power with respect to 60,684,989 shares.

(4) The Company has received a copy of Schedule 13G/A as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2022. As reported in such Schedule 13G/A, State Street has shared voting power with respect to 35,086,457 shares and shared dispositive power with respect to 45,156,000 shares.

(5) The Company has received a copy of Schedule 13G/A as filed with the SEC by Cohen & Steers, Inc. (“Cohen & Steers”) reporting ownership of these shares as of December 31, 2022. As reported in such Schedule 13G/A, Cohen & Steers has sole voting power with respect to 21,380,286 shares and sole dispositive power with respect to 34,003,126 shares.

(6) Does not include 40,215 shares held by Mr. Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 481,254 shares held by a charitable remainder unitrust and 245,226 shares held by a charitable remainder annuity trust both of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes 44,608 shares held in his 401(k) account, 5,381 shares held in an IRA account and 492,080 shares of restricted stock.

(7) Includes 194 shares held by Mr. Flynn for his children. Includes options or rights to acquire 2,700 shares of Common Stock that are exercisable within 60 days of February 28, 2023 and 430,360 shares of restricted stock.

(8) Excludes 412 shares held by Mr. Cohen’s children, as to all of which shares Mr. Cohen disclaims beneficial ownership. Includes 16,850 shares held in his 401(k) account and 138,570 shares of restricted stock.

(9) Includes 2,100 shares held by Mr. Cooper for his children and 260,030 shares of restricted stock.

(10) Includes 219,864 shares of restricted stock.

(11) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes 3,307 shares held in an IRA account, 25,588 shares of restricted stock and 44,596 shares of deferred stock.

(12) Includes 10,000 shares held in a testamentary trust and 13,002 shares in a charitable remainder unitrust of which Mr. Coviello is a trustee. Does not include 10,000 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes 85,000 shares held in an IRA account and 25,588 shares of restricted stock.

(13) Includes 25,588 shares of restricted stock and 74,748 shares of deferred stock.

(14) Includes 25,588 shares of restricted stock.

(15) Includes 27,772 shares of restricted stock.

(16) Includes 19,886 shares of restricted stock.

kimcorealty.com	2023 Proxy Statement	49

Other Matters

Other Matters

Compensation Committee Interlocks and Insider Participation

During all or a portion of 2022, Messrs. Coviello, Lourenso, Moniz and Saltzman and Mses. Hogan Preusse and Richardson served on the Executive Compensation Committee of the Company. During 2022, no member of the Executive Compensation Committee was an officer or employee of the Company, was formerly an officer of the Company or had related person transactions with the Company that required disclosure. During 2022, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

Stockholder Proposals Pursuant to Rule 14a-8

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2024 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 16, 2023, which is 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

Stockholder Nominees for Director and Other Proposals

Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2024 Annual Meeting, but not included in the Company’s proxy statement, may be made by a stockholder of record both at the time of giving notice by the stockholder and at the time of the meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the Meeting. In order for a nomination to be considered, proponents must provide all the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the current Bylaw provision noted above by writing to our Secretary, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. Our current bylaws are referenced as an exhibit in our annual report on Form 10-K for the year ended December 31, 2022.

Our proxy access Bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s issued and outstanding shares of common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the number of directors up for election, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. For the 2024 Annual Meeting, notice of a proxy access nomination must be delivered to our Secretary at the address above no earlier than October 17, 2023 and no later than 5:00 p.m., Eastern time, on November 16, 2023.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2024.

Communications with Directors

The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director, the non-management directors or the Chair of the Audit Committee, as applicable, c/o Secretary of the Company, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. The Board of Directors has designated its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

50	Kimco Realty	kimcorealty.com

Other Matters

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2022, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2022 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

kimcorealty.com	2023 Proxy Statement	51

Information About the Annual Meeting

Information About the Annual Meeting

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2023 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation. This Proxy Statement contains important information regarding the Meeting, the proposals which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures.

Why You are Receiving These Materials

Holders of our common stock at the close of business on February 28, 2023, the record date, may attend and vote at the Meeting. We refer to the holders of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of common stock held as of the close of business on the record date. At the close of business on the record date there were 619,891,811 shares of common stock issued and outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting.

Broker non-votes (as defined below) and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting.

How to Vote

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person (virtually) at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States that received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders that received proxy materials by mail can authorize a proxy by mail by signing, dating, and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on April 24, 2023.

If your shares are held in the name of a broker, bank or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers.

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or internet without indicating your instructions, your shares will be voted in a manner consistent with the Board’s voting recommendations.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later- dated proxy with the Secretary of the Company or (iii) by voting in person (virtually) at the Meeting. Virtual attendance at the Meeting will not automatically revoke a previously authorized proxy, unless you vote again.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory resolution to approve executive compensation and the advisory vote on the frequency of future Say-on-Pay votes are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory resolution to approve executive compensation and the advisory vote to approve the frequency of future Say-on-Pay votes.

52	Kimco Realty	kimcorealty.com

Information About the Annual Meeting

The vote required for each proposal is listed below:

	Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of eight directors	Majority of the votes cast with respect to a nominee	No
Proposal 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the proposal	No
Proposal 3	Ratification of the appointment of the Company’s auditor for the year ending December 31, 2023	Majority of the votes cast on the proposal	Yes
Proposal 4	Advisory vote on the frequency (“Say-on-Frequency”) of future Say-on-Pay votes	Majority of the votes cast on the proposal	No

For each of Proposals 1, 2 and 3, you may vote FOR, AGAINST or ABSTAIN. For Proposal 4, you may vote for either, Every Year, Every Two Years, Every Three Years, or ABSTAIN. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote for Proposals 1, 2, 3 and 4.

Eliminating Duplicative Proxy Materials

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

Solicitation of Proxies

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail, or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $14,000 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Other Business

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

kimcorealty.com	2023 Proxy Statement	53

Annex A

Annex A

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. Nareit defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. The Company also made an election, per the Nareit Funds From Operations White Paper-2018 Restatement, to exclude from its calculation of FFO (i) gains and losses on the sale of assets and impairments of assets incidental to its main business and (ii) mark-to-market changes in the value of its equity securities. As such, the Company does not include gains/impairments on land parcels, gains/losses from marketable securities, allowance for credit losses on mortgage receivables or gains/impairments on preferred equity participations in Nareit defined FFO.

The Company presents FFO available to the Company’s common shareholders as it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO available to the Company’s common shareholders when reporting results. Comparison of our presentation of FFO available to the Company’s common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs. FFO is a supplemental non-GAAP financial measure of real estate companies’ operating performances, which does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered an alternative for net income or cash flows from operations as a measure of liquidity.

Additionally, we present in the reconciliation below, Adjusted FFO, one of the Company-defined financial metrics used in our annual incentive program. We calculate Adjusted FFO (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described previously and excluding the effects of certain transactional income and expenses.

54	Kimco Realty	kimcorealty.com

Annex A

Reconciliation of Net Income Available to the Company’s Common Shareholders to FFO Available to the Company’s Common Shareholders and Adjusted FFO

(In thousands, except per share data) (unaudited)

	Year Ended December 31,
	2022	2021
Net income available to the Company’s common shareholders	$100,758	$818,643
Gain on sale of properties	(15,179)	(30,841)
Gain on sale of joint venture properties	(38,825)	(16,879)
Depreciation and amortization - real estate related	501,274	392,095
Depreciation and amortization - real estate joint ventures	66,326	51,555
Impairment charges (including real estate joint ventures)	27,254	7,145
Profit participation from other investments, net	(15,593)	(8,595)
Loss/(gain) on marketable securities, net	315,508	(505,163)
Provision/(benefit) for income taxes, net(1)	58,373	2,152
Noncontrolling interests(1)	(23,540)	(3,285)
FFO available to the Company’s common shareholders	$976,356	$706,827
Transactional charges, net	7,775(3)	47,243(4)
Adjusted FFO available to the Company’s common shareholders	$984,131	$754,070
Weighted average shares outstanding for FFO calculations:
Basic	615,528	506,248
Units	2,492	2,627
Dilutive effect of equity awards	2,283	2,422
Diluted	620,303	511,297
FFO per common share – basic	$1.59	$1.40
FFO per common share – diluted(2)	$1.58	$1.38
Adjusted FFO per common share – diluted(2)	$1.59	$1.48

(1) Related to gains, impairments, depreciation on properties and gains/(losses) on sales of marketable securities, where applicable.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the Company’s common shareholders would be increased by $2,041 and $1,053 for the years ended December 31, 2022 and 2021, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the Company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

(3) Consists of Early extinguishment of debt charges recognized during the year ended December 31, 2022.

(4) Consists of merger-related charges net of pension valuation adjustments in association with the Weingarten Realty Investors merger.

kimcorealty.com	2023 Proxy Statement	55

Annex A

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is generally calculated by the company as net income/(loss) before interest, depreciation and amortization, provision/benefit for income taxes, gains/losses on sale of operating properties, losses/gains on change of control, profit participation from other investments, pension valuation adjustments, gains/losses on marketable securities and impairment charges.

Our method of calculating EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA is an important metric in determining the success of our business as a real estate owner and operator. See the reconciliation to the applicable GAAP measure below.

In addition, we present a ratio of Net Debt to EBITDA, which is calculated using the non-GAAP measures: (1) Total debt outstanding, reduced by the Company’s cash and cash equivalents, and (2) Annualized EBITDA, each as reconciled to the applicable GAAP measures below.

Reconciliation of Net Loss to Ebitda

(In thousands, except per share data) (unaudited)

Three Months Ended December 31, 2022
Net loss	$(47,069)
Interest	60,947
Depreciation and amortization	124,676
Gain on sale of properties	(4,221)
Gain on sale of joint venture properties	(643)
Impairment charges (including real estate joint ventures)	1,585
Pension valuation adjustment	172
Profit participation from other investments, net	(4,584)
Loss on marketable securities	100,314
Provision for income taxes, net	57,750
Consolidated EBITDA	$288,927
Consolidated Debt	$7,157,886
Consolidated Cash	(149,829)
Consolidated Net Debt	$7,008,057
Annualized Consolidated EBITDA	$1,155,708
Net Debt to Consolidated EBITDA	6.1x

56	Kimco Realty	kimcorealty.com

KIMCO REALTY
500 North Broadway, Suite 201, Jericho, NY 11753 | (516) 869-9000
kimcorealty.com

KIMCO REALTY CORPORATION
500 NORTH BROADWAY, SUITE 201
JERICHO, NY 11753

AUTHORIZE YOUR PROXY BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and 11:59 P.M. Eastern Time on April 20, 2023 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KIM2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2023 for shares held directly and 11:59 P.M. Eastern Time on April 20, 2023 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D99035-P83863	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:

1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:		For	Against	Abstain

		1a.	Milton Cooper	☐	☐	☐

		1b.	Philip E. Coviello	☐	☐	☐

		1c.	Conor C. Flynn	☐	☐	☐

		1d.	Frank Lourenso	☐	☐	☐

		1e.	Henry Moniz	☐	☐	☐

		1f.	Mary Hogan Preusse	☐	☐	☐

		1g.	Valerie Richardson	☐	☐	☐

		1h.	Richard B. Saltzman	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

The Board of Directors recommends you vote Every Year on the following proposal:		Every Year	Every Two Years	Every Three Years	Abstain

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR EVERY YEAR AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT). ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023 (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

5	-	THE APPOINTED PROXIES WILL VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D99035-P83863

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Conor C. Flynn and Bruce Rubenstein, and each of them individually, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the close of business on February 28, 2023, at the Annual Meeting of Stockholders to be held on April 25, 2023, at 10:00 a.m., Eastern Time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, to vote shares of common stock of the Company, allocated to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and that are entitled to be voted at the aforesaid Annual Meeting or any postponement(s) or adjournment(s) thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of each of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation, for EVERY YEAR as the frequency of future Say-on-Pay votes and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee, FOR proposals 2 and 4, and for EVERY YEAR for proposal 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side